Exhibit 10.5
REIMBURSEMENT AGREEMENT
among
GENERAL ELECTRIC CAPITAL CORPORATION,
GE GOVERNMENT FINANCE, INC.,
and
LTF REAL ESTATE VRDN I, LLC,
LTF REAL ESTATE VRDN I, LLC
$34,235,000 VARIABLE RATE DEMAND NOTES,
SERIES 2008
Dated as of June 1, 2008

TABLE OF CONTENTS

Page
ARTICLE I
DEFINITIONS

Section 1.01. Certain Defined Terms	2
Section 1.02. Rules of Construction	9

ARTICLE II
APPLICATION, REIMBURSEMENT AND OTHER PAYMENTS

Section 2.01. Application for Credit Enhancement	10
Section 2.02. Reimbursement and other Payment Obligations	10
Section 2.03. Credit Enhancement Fees	13
Section 2.04. Administration Account and Terms of Escrow Accounts	14
Section 2.05. Saturday, Sunday or Non-Business Day; Moneys	15
Section 2.06. Manner and Time of Payment	15
Section 2.07. Application of Funds	15
Section 2.08. Computation of Interest	15
Section 2.09. Interest After Default	15
Section 2.10. Late Charges	15
Section 2.11. Substitution of Letter of Credit or Replacement of Credit Enhancer	16
Section 2.12. The Remarketing Agreement	16
Section 2.13. Extension of Expiration Date	16

ARTICLE III
CONDITIONS PRECEDENT TO THE EXTENSION OF CREDIT AND DISBURSEMENTS

Section 3.01. Execution and Delivery of Closing Documents	16
Section 3.02. Disbursements from the Note Fund	19
Section 3.03. Conditions of Disbursement	19

ARTICLE IV

BORROWER’S OBLIGATIONS UNCONDITIONAL	20

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BORROWER	21

ARTICLE VI
TITLE TO PROPERTY; SECURITY INTEREST

Section 6.01. Title to Collateral	24
Section 6.02. Security Interest in Collateral	24
Section 6.03. Change in Name or Company Structure of Borrower; Change in Location of Borrower’s Chief Executive Office and Chief Principal Office	24
Section 6.04. Liens and Encumbrances to Title	25
Section 6.05. Assignment of Insurance	25

ARTICLE VII
AFFIRMATIVE COVENANTS OF BORROWER

ii

Page
Section 11.10. No Further Credits	45
Section 11.11. Substitution of Letter of Credit	45
Section 11.12. Conflict with Other Documents	45
Section 11.13. Captions	45
Section 11.14. Entire Agreement	45
Section 11.15. Usury	45
Section 11.16. Bound Transcripts	46
Section 11.17. Waiver of Jury Trial	46
EXHIBITS
Exhibit A – Copy of Letter of Credit
Exhibit B – Redemption Deposits

iii

REIMBURSEMENT AGREEMENT

GECC:	General Electric Capital Corporation
40 Old Ridgebury Road
Danbury, CT 06810
Attn: Syndications—VRDB
Telecopier: (203) 796-5769

GEGF:	GE Government Finance, Inc.
Suite 470
8400 Normandale Lake Boulevard
Minneapolis, MN 55437
Attn: Vice President—Risk Management
Telephone: (952) 987-5600
Telecopier: (952) 897-5601

Borrower:	LTF Real Estate VRDN I, LLC
2902 Corporate Place
Chanhassen, MN 55317
Attention: Treasurer
Telephone: (952) 229-7120
Telecopier: (952) 947-0099
     THIS REIMBURSEMENT AGREEMENT dated as of June 1, 2008 (this “Agreement”) is among LTF REAL ESTATE VRDN I, LLC, a Delaware limited liability company (together with its successors and assigns, “Borrower”), GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (together with its successors and assigns, “GECC”), and GE GOVERNMENT FINANCE, INC., a Delaware corporation (together with its successors and assigns, “GEGF”).
     WHEREAS, pursuant to the terms of that certain Indenture of Trust dated as of the date hereof (the “Indenture”) between Borrower and Manufacturers and Traders Trust Company, a New York state banking corporation with trust powers, as trustee (“Trustee”), Borrower has agreed to issue its Notes (as hereinafter defined) in the aggregate principal amount of $34,235,000;
     WHEREAS, in connection with the issuance of the Notes, Borrower is delivering or causing to be delivered to Trustee, for the benefit of the holders of the Notes, an irrevocable letter of credit to secure the payment of the principal of, and interest on, the Notes and to provide for the payment of the purchase price thereof in accordance with the terms of the Indenture; and
     WHEREAS, Borrower has requested that GEGF cause GECC to issue to Trustee the Letter of Credit (as hereinafter defined); and

     WHEREAS, GECC has agreed to issue the Letter of Credit upon satisfaction of, and subject to the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of the foregoing premises and in order to induce GECC to issue the Letter of Credit for the benefit of Trustee and for the account of Borrower, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.01. Certain Defined Terms. In addition to those terms defined elsewhere in this Agreement and the Exhibits annexed hereto, as used in this Agreement and the Exhibits annexed hereto, the following terms shall have the indicated meanings, unless otherwise specifically defined herein:
     “Administration Account” has the meaning assigned in Section 2.04 hereof.
     “Agreement” means this Reimbursement Agreement, including all of the exhibits, appendices and schedules attached hereto, all of which are incorporated herein by this reference and made a part hereof, as the same may hereafter be amended from time to time.
     “Alteration” means any demolition, alteration, installation, removal, improvement or expansion of or to the Property or any portion thereof, including, without limitation, any Remodeling.
     “Borrower” means LTF Real Estate VRDN I, LLC, a Delaware limited liability company.
     “Borrower Notes” has the meaning assigned to such term in the Indenture.
     “Borrower Documents” means, collectively, this Agreement, the Indenture, the Notes, the Remarketing Agreement, the Purchase Agreement, the Mortgages, the Environmental Indemnity Agreements, the Subordination Agreements, the Leases and any other agreements, instruments, certificates, statements, or other documents executed by Borrower in connection therewith, including (without limitation) all documents described in Section 3.01 that are executed by Borrower.
     “Business Day” means any day other than a Saturday or Sunday or a day on which commercial banks located in New York, New York or the city in which the principal corporate trust office of Trustee is located are authorized or obligated by law or executive order to close.
     “Cash Collateral Account” has the meaning assigned in Section 10.02 hereof.
     “Change of Control” means the occurrence of the failure of Borrower or Tenant to be Controlled by one or more Qualified Equityholders (individually or collectively); provided,

however, that for so long as Life Time Fitness, Inc. directly or indirectly owns all membership interests in Borrower and Tenant, transfers or issuances of interests in Life Time Fitness, Inc. on a national securities exchange or through the NASDAQ national markets system shall not be deemed a Change of Control. “Control” of any entity means the ownership, directly or indirectly, of at least 51% of the equity interests in, and the right to at least 51% of the distributions from, such entity and the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such entity, whether through the ability to exercise voting power, by contract or otherwise. “Controlled” and “Controlling” each have the meanings correlative thereto.
     “Closing Date” means June 13, 2008.
     “Collateral” means the Property, together with (i)  all of Borrower’s rights in or to all securities, funds, moneys, deposits and other property at any time held in or subject to the Escrow Accounts, the Cash Collateral Account, the Note Fund, the Costs of Issuance Fund and the Revenue Fund, (ii) all of Borrower’s right to receive any payment on any Notes owned by Borrower, including (without limitation) the Borrower Notes, (iii) all accessions thereto, (iv) all substitutions for any of the foregoing property, and (v) products and proceeds of any of the foregoing property (including, without limitation, any property of Borrower acquired with such proceeds).
     “Costs of Issuance Fund” has the meaning assigned to such term in the Indenture.
     “Credit Enhancement Fees” has the meaning assigned in Section 2.03(a) hereof.
     “Damaged Property Amount” means an amount equal to the product of (a) the then-current Stated Amount, and (b) a percentage equal to the original appraised value of the Damaged Property divided by the original appraised value of all of the Property.
     “Default” means any condition or event which, with the giving of notice, the passage of time, or both, would constitute an Event of Default.
     “Environmental Indemnity Agreement” means each Environmental Indemnity Agreement Regarding Hazardous Substances dated of even date herewith by Borrower, Tenant and Lease Guarantor for the benefit of GECC, as hereafter modified or amended.
     “Environmental Laws” means any federal, state and local laws relating to emissions, discharges, releases of Hazardous Wastes or Materials into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Wastes or Materials.
     “Escrow Accounts” means, collectively, the Administration Account, the Reimbursement Account and the Cash Collateral Account and any other similar accounts or funds provided hereunder.
     “Event of Default” means any of the events listed as an Event of Default in Section 10.01 hereof.

     “Expiration Date” means, with respect to the Letter of Credit, the date on which GECC’s obligations thereunder expire or terminate as set forth therein.
     “Extended Expiration Date” means June 1, 2033.
     “GAAP” means generally accepted accounting principles applied on a consistent basis.
     “GECC” means General Electric Capital Corporation, a Delaware corporation, and its successors and assigns.
     “GEGF” means GE Government Finance, Inc., a Delaware corporation, and its successors and assigns.
     “Governmental Authority” means any municipal, county, state or Federal governmental authority, or other governmental agency, department, bureau, board, commission or instrumentality or any of them, having or claiming jurisdiction over the Property, Borrower, Trustee, GECC or GEGF.
     “Hazardous Waste or Materials” means any substance or material defined in or designated as hazardous or toxic wastes, hazardous or toxic material, a hazardous, toxic or radioactive substance, or other similar term, by any Environmental Law now or hereafter in effect.
     “Improvement” has the meaning assigned to such term in each Mortgage.
     “Indemnified Parties” means GECC, GEGF and their officers, directors, shareholders, counsel, employees, agents and servants and their respective heirs, successors and assigns.
     “Initial Stated Amount” means $35,090,875, the maximum amount available to be drawn under the Letter of Credit as of the Closing Date.
     “Installment Payments” has the meaning assigned to such term in Section 2.02(a)(v) hereof.
     “Interest Drawing” means a drawing made on the Letter of Credit with respect to the payment of interest on the Notes.
     “Interest-Purchase Drawing Amount” means the amount of a Purchase Drawing made on the Letter of Credit with respect to the payment of the portion of the purchase price corresponding to accrued interest on Notes tendered for purchase in accordance with the terms of the Indenture.
     “Lease” means each Lease Agreement dated as of June 13, 2008 between Borrower and Tenant.
     “Lease Guarantor” means Life Time Fitness, Inc., a Minnesota corporation.

     “Lease Guarantor Documents” means, collectively, the Lease Guaranty and the Environmental Indemnity Agreements and any other agreements, instruments, certificates, statements or other documents executed by Lease Guarantor in connection therewith.
     “Lease Guaranty” means the Lease Guaranty and Negative Pledge Agreement dated as of June 1, 2008 by Lease Guarantor for the benefit of GECC, as assignee of Borrower.
     “Letter of Credit” means that certain irrevocable, transferable, direct-pay letter of credit issued by GECC for the benefit of Trustee, for the account of Borrower, in the Initial Stated Amount, a copy of which is attached hereto as Exhibit A, as hereafter amended, extended and/or substituted.
     “Loan Documents” means, collectively, this Agreement, the Indenture, the Notes, the Purchase Agreement, the Remarketing Agreement, the Mortgages, the Environmental Indemnity Agreements, the Subordination Agreements and any other agreements, instruments, certificates or documents now or hereafter delivered by Borrower or any other party to GECC, GEGF or Trustee, evidencing, securing or otherwise relating to the Notes or the Obligations or any of the foregoing documents, including all of the documents described in Article III hereof, together with all amendments, modifications, renewals, substitutions and replacements of or to any of the foregoing.
     “Local Time” means, as of the date such determination is made, the local time in New York, New York.
     “Make Whole Amount” means the positive difference, if any, between (a) the net present value of the stream of remaining Installment Payments discounted to the date of prepayment at a per annum interest rate equal to the then Reinvestment Rate, and (b) the principal balance of the Purchase Drawing Amount outstanding as of the prepayment date before any such prepayment. For the purposes hereof, the “stream of remaining payments” shall equal the sum of each Installment Payment. “Reinvestment Rate” means a per annum interest rate equal to the sum of (a) 2.75% and (b) the stated yield of Interest Rate Swaps having a life equal to remaining term of the Installment Payments published in the Federal Reserve Statistical Release H.15(519) on the Business Day immediately preceding the prepayment date; provided, however, if no such Interest Rate Swaps have a life that exactly corresponds to such remaining term, the yields of the two Interest Rate Swaps with lives immediately above and below such remaining term will be interpolated on a straight line basis.
     “Material Adverse Effect” means a material adverse effect upon (i) the ability of Borrower, Tenant or Lease Guarantor to perform, or of GECC to enforce, any material provision of any Loan Documents, (ii) the enforceability of any material provision of any Loan Documents, (iii) the value, use or enjoyment of either Property or the operation thereof, and (iv) the financial or operating condition of Borrower, Lease Guarantor or Tenant.
     “Maximum Rate” means the highest rate of interest permissible under applicable law.

     “Moody’s” means Moody’s Investors Service, Inc., a corporation organized and existing under the laws of the State of Delaware, its successors and assigns, and, if such corporation shall be dissolved or liquidated or shall no longer perform the functions of a securities rating agency, “Moody’s” shall be deemed to refer to any other nationally recognized securities rating agency designated by GECC, with the consent of Borrower.
     “Mortgage” means each Mortgage, Assignment of Leases and Rents, Financing Statement and Fixture Filing dated as of even date herewith by Borrower in favor of GECC, as hereafter modified or amended.
     “Note Fund” has the meaning assigned to such term in the Indenture.
     “Note Interest Payment Date” means each “Interest Payment Date” with respect to the Notes, as that term is defined in the Indenture.
     “Notes” means Borrower’s $34,235,000 Variable Rate Demand Notes, Series 2008.
     “Obligations” means (a) all loans, advances, debts, liabilities and obligations for the performance of covenants, task or duties or for payment of monetary amounts (whether or not such performance is then required or contingent or such amounts are liquidated or determinable) owing by Borrower to GECC or GEGF, and (b) all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement, letter of credit agreement, reimbursement agreement or other instrument, whether arising by reason of extension of credit, loan, guarantee, opening of a letter of credit, supplying any credit enhancement or direct letter of credit, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment) absolute or contingent, due or to become due, now existing or hereafter arising and however acquired, provided that any such loan, advance, debt, liability or obligation described in clause (a) or (b) above has arisen in connection with, related to, arising under, out of or pursuant to or in any way or manner respecting or pertaining to the Property or to this Agreement, any of the other Loan Documents or otherwise arising out of any of the transactions contemplated thereby. This term includes (without limitation) all obligations of Borrower to GECC or GEGF pursuant to Article II hereof and all other obligations to reimburse GECC or GEGF in respect of principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against Borrower in bankruptcy, whether or not allowed in such case or proceeding), Credit Enhancement Fees, charges, expenses, attorneys’ fees and any other sum owing to GECC or GEGF chargeable to Borrower hereunder or under any of the other Loan Documents.
     “Payment Obligations” means those obligations of Borrower under Article II hereof.
     “Permitted Exceptions” means (a) rights, claims and interests of the Trustee under the Indenture in and to the Note Fund, Costs of Issuance Fund and Revenue Fund and (ii) those liens, encumbrances and charges defined as “Permitted Exceptions” in the Mortgages.
     “Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, trustee, estate, limited liability company, unincorporated organization, real estate investment trust, government or any agency or political subdivision thereof, or any other form of entity.
     “Post-Default Rate” means three percent per annum in excess of the Reimbursement Rate, but in no event to exceed the Maximum Rate.
     “Principal Drawing” means a drawing made on the Letter of Credit with respect to the payment of principal of the applicable series of Notes by virtue of maturity, redemption, acceleration or otherwise.
     “Principal-Purchase Drawing Amount” means the amount of a Purchase Drawing made on the Letter of Credit with respect to the payment of the portion of the purchase price corresponding to the principal amount of Notes tendered for purchase in accordance with the terms of the Indenture.
     “Property” has the meaning assigned to such term in the Mortgages.
     “Purchase Agreement” means the Purchase Agreement dated as of June 1, 2008 between Borrower and Remarketing Agent, as hereafter modified or amended.
     “Purchase Amortization Rate” means an annual fixed rate of interest that is determined on the day that is 90 days after any Purchase Drawing and equals the sum of (a) 2.75% and (b) the rate posted for 10-year Interest Rate Swaps from the most recently published Federal Reserve Statistical Release H.15(519).
     “Purchase Drawing” means a drawing made on the Letter of Credit with respect to the payment of the purchase price of Notes tendered for purchase in accordance with the terms of the Indenture.
     “Purchase Drawing Balance” has the meaning assigned in Section 2.02(a)(v) hereof.
     “Qualified Equityholder” means (i) Lease Guarantor, (ii) U.S. Bank National Association or a wholly owned subsidiary thereof, or a bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan, real estate company, investment fund or an institution substantially similar to any of the foregoing, provided in each case under this clause (ii) that such Person (x) has total assets (in name or under management) in excess of $2,000,000,000 and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder’s equity in excess of $1,000,000,000 (in both cases, exclusive of the Property), and (y) is regularly engaged in the business of owning and operating comparable properties in major metropolitan areas, (iii) with respect to Tenant, any replacement lender to Lease Guarantor or (iv) any other Person approved by GECC.
     “Rating Agency” means Moody’s or S&P, as applicable.
     “Reimbursement Account” has the meaning assigned in Section 2.02(b) hereof.

     “Reimbursement Rate” means the annual prime rate of interest announced from time to time in The Wall Street Journal, Eastern Edition.
     “Remarketing Agent” means Dougherty & Company LLC, or any other company designated as Remarketing Agent in accordance with the terms of the Indenture.
     “Remarketing Agreement” means the Remarketing Agreement dated of even date herewith between Borrower and Remarketing Agent, as hereafter modified or amended.
     “Remodeling” means remodeling, refurbishing, expansion, demolition and other improvement work performed by or on behalf of Borrower or Tenant to the interior or exterior of the Property including without limitation the replacement of floor coverings or wall coverings, constructing, renovating or reconfiguring office, retail or other spaces of the Property, upgrading mechanical systems including but not limited to electrical, plumbing and HVAC systems, and constructing, modifying or otherwise installing improvements customarily found in other properties owned or leased by any affiliate of Lease Guarantor that does not: (a) reduce the interior square footage of the Improvements by more than 5% in the aggregate; (b) affect the structural elements of any of the Improvements; (c) demonstrably lessen the fair market value or fair rental value of the Property (taken together as an integrated whole); or (d) cost more than the applicable Threshold Amount to complete.
     “Revenue Fund” has the meaning assigned to such term in the Indenture.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., a corporation organized and existing under the laws of the State of New York, its successors and assigns, and, if such corporation shall be dissolved or liquidated or shall no longer perform the functions of a securities rating agency, “S&P” shall be deemed to refer to any other nationally recognized securities rating agency designated by GECC, with the consent of Borrower.
     “State” means the State of Minnesota.
     “Stated Amount” means, with respect to the Letter of Credit, the maximum amount available from time to time to be drawn thereunder in accordance with the terms thereof.
     “Subordination Agreement” means each Subordination, Attornment and Lessee-Lessor Estoppel Agreement dated of even date herewith among Tenant, GECC and Borrower.
     “Supervised Alteration” means any Alteration that is not Remodeling.
     “Tenant” means LTF Club Operations Company, Inc., a Minnesota corporation.
     “Tenant Documents” means, collectively, the Leases, the Subordination Agreements, the Environmental Indemnity Agreements and any other agreements, instruments, certificates, statements or other documents executed by Tenant in connection therewith.

     “Terrorism Laws” means Executive Order 13224 issued by the President of the United States of America, the Terrorism Sanctions Regulations (Title 31 Part 595 of the U.S. Code of Federal Regulations), the Terrorism List Governments Sanctions Regulations (Title 31 Part 596 of the U.S. Code of Federal Regulations) and the Foreign Terrorist Organizations Sanctions Regulations (Title 31 Part 597 of the U.S. Code of Federal Regulations), and all other present and future federal, state and local laws, ordinances, regulations, policies and any other requirements of any governmental authority (including, without limitation, the United States Department of the Treasury Office of Foreign Assets Control) addressing, relating to, or attempting to eliminate, terrorist acts and acts of war, each as hereafter supplemented, amended or modified from time to time, and the present and future rules, regulations and guidance documents promulgated under any of the foregoing, or under similar laws, ordinances, regulations, policies or requirements of other states or localities.
     “Threshold Amount” means, from the Closing Date through and July 31, 2013, inclusive, the sum of $3,000,000 (in the aggregate for each Property); during the period from August 1, 2013 through July 31, 2018, inclusive, the sum of $4,000,000 (in the aggregate for each Property); during the period from August 1, 2018 through July 31, 2023, inclusive, the sum of $5,000,000 (in the aggregate for each Property); during the period from August 1, 2023 through July 31, 2028, inclusive, the sum of $5,000,000 (in the aggregate for each Property); and, during the period from August 1, 2028 through July 31, 2033, inclusive, the sum of $6,000,000 (in the aggregate for each Property).
     “UCC” means the Uniform Commercial Code of the jurisdiction with respect to which such term is used, as in effect from time to time.
     “Unavoidable Delays” means acts of God, casualties, war, civil commotion, embargo, riots, strikes, unavailability of materials (but not unavailability of funds) and any other events which are not within the reasonable control of the party in question to prevent, control or correct.
     Section 1.02. Rules of Construction. (a) The singular form of any word used herein, including the terms defined in Section 1.01 hereof, shall include the plural, and vice versa. The use herein of a word of any gender shall include correlative words of all genders.
     (b) Unless otherwise specified, references to Articles, Sections and other subdivisions of this Agreement are to the designated Articles, Sections and other subdivision of this Agreement as originally executed. The words “hereof,” “herein,” “hereunder” and words of similar import refer to this Agreement as a whole.
     (c) The headings or titles of the several articles and sections shall be solely for convenience of reference and shall not affect the meaning, construction or effect of the provisions hereof.
     (d) The date of this Agreement and the other Loan Documents is intended as a date for the convenient identification thereof and is not intended to indicate that this Agreement and the other Loan Documents were executed and delivered on such date. This Agreement and the other Loan Documents were executed and delivered on the Closing Date.

ARTICLE II
APPLICATION, REIMBURSEMENT AND OTHER PAYMENTS
     Section 2.01. Application for Credit Enhancement. Borrower hereby applies to GECC and GEGF and requests and authorizes GECC to issue the Letter of Credit, in the Initial Stated Amount thereof, for the benefit of Trustee and for the account of Borrower.
     Section 2.02. Reimbursement and other Payment Obligations.
     (a) Borrower hereby unconditionally and irrevocably agrees to pay to GECC the following amounts in the manner and at the times set forth below:
     (i) On the day of any Principal Drawing, Borrower shall pay or cause to be paid to Trustee (or, upon notice from GECC, to GECC) in immediately available funds an amount equal to the amount of such Principal Drawing, without any abatement, deduction, deferment, suspension, reduction, set-off, defense or counterclaim in respect of any such amount. If Borrower does not pay or cause to be paid such amount when due, and without in any way affecting, waiving or extending the due date for payment of such amount, Borrower shall pay or cause to be paid on demand interest on such amount at the per annum rate equal to the Post-Default Rate compounded monthly from the date of such Principal Drawing until such amount is paid in full.
     (ii) On the day of any Interest Drawing, Borrower shall pay or cause to be paid to Trustee (or, upon notice from GECC, to GECC) in immediately available funds an amount equal to the amount of such Interest Drawing, without any abatement, deduction, deferment, suspension, reduction, set-off, defense or counterclaim in respect of any such amount. If Borrower does not pay or cause to be paid such amount when due, and without in any way affecting, waiving or extending the due date for payment of such amount, Borrower shall pay or cause to be paid on demand interest on such amount at the per annum rate equal to the Post-Default Rate compounded monthly from the date of such Interest Drawing until such amount is paid in full.
     (iii) Borrower shall pay or cause to be paid to GECC in immediately available funds (A) on the Expiration Date of the Letter of Credit, an amount equal to any portion of the Principal-Purchase Drawing Amount not previously paid by Borrower, and (B) interest on the unpaid principal balance of the Principal-Purchase Drawing Amount at the per annum rate equal to (x) for the first 30 days after the date of the applicable Purchase Drawing, the Reimbursement Rate, such interest to be paid in arrears on the first day of each calendar month and on the date of payment of the amount set forth in (A) above, and (y) from and after 30 days after the date of the applicable Purchase Drawing, on demand, the Post-Default Rate compounded monthly until such amount is paid in full, all without any abatement, deduction, deferment, suspension, reduction, set-off, defense or counterclaim in respect of any such amount.
     (iv) Borrower shall pay or cause to be paid to GECC in immediately available funds on the earlier of (A) the Expiration Date of the Letter of Credit or (B) the date of any Purchase Drawing made thereunder, an amount equal to the Interest-Purchase Drawing Amount, without any abatement, deduction, deferment, suspension, reduction, set-off, defense or counterclaim in respect of any such amount. If Borrower does not pay or cause to be paid such amount when due, and without in any way affecting, waiving or extending the due date for payment of such amount, Borrower shall pay or cause to be paid on demand interest on such amount at the per annum rate equal to the Post-Default Rate compounded monthly from the date of the applicable Purchase Drawing until such amount is paid in full.
     (v) With respect to any Purchase Drawing made under the Letter of Credit, Borrower shall pay or cause to be paid to GECC in immediately available funds (A) subject to Borrower’s election to amortize the Principal-Purchase Drawing Amount as provided below, on or before 90 days after such Purchase Drawing, an amount equal to the Principal-Purchase Drawing Amount, and (B) interest on such Principal-Purchase Drawing Amount at the per annum rate equal to (x) for the first 90 days after the date of the applicable Purchase Drawing, the Reimbursement Rate plus 50 basis points compounded monthly, such interest to be paid in arrears on the first day of each calendar month and on the date of payment of the amount set forth in (A) above, and (y) from and after 90 days after the date of the applicable Purchase Drawing, on demand, the Purchase Amortization Rate compounded monthly until such amount is paid in full, together with all other amounts due hereunder, without any abatement, deduction, deferment, suspension, reduction, set-off, defense or counterclaim in respect of any such amount; provided, however, upon receipt of written request by Borrower and if no Default or Event of Default has occurred, Borrower may pay the Principal-Purchase Drawing Amount in installments (collectively, the “Purchase Drawing Balance”) over a term ending on June 1, 2023. On the first Business Day of each month beginning on the month that immediately follows the month in which such Purchase Drawing occurs, Borrower shall make principal and interest payments (the “Installment Payments”) with respect thereto to GECC as follows: (1) principal payments in the amounts and at the times set forth in Exhibit B and, on June 1, 2023, in the amount of the outstanding Purchase Drawing Balance and (2) interest on the Purchase Drawing Balance at the per annum rate set forth above, in arrears. If Borrower makes such election, Borrower shall have the option to prepay at any time the Purchase Drawing Balance by paying GECC an amount equal to the sum of the outstanding Purchase Drawing Balance, any accrued interest thereon, the Make-Whole Amount and all other amounts due hereunder. If Borrower does not pay or cause to be paid any such amount when due, and without in any way affecting, waiving or extending the due date for payment of such amount, Borrower shall pay or cause to be paid on demand interest on any such amount at the per annum rate equal to the Post-Default Rate compounded monthly from the date any such amount is due until such amount is paid in full.
     (vi) On the day of any other payment made by GECC under the terms of the Letter of Credit or any of the Loan Documents, Borrower shall immediately upon notice thereof from GECC, pay or cause to be paid to GECC in immediately available funds an amount equal to the amount of such payment, without any abatement, deduction, deferment, suspension, reduction, set-off, defense or counterclaim in respect of any such payment amount. If Borrower does not pay or cause to be paid such amount when due, and without in any way affecting, waiving or extending the due date for payment of such amount, Borrower shall pay or cause to be paid on demand interest on such amount at the per annum rate equal to the Post-Default Rate compounded monthly from the due date of such payment until such amount is paid in full.
     (b) In order to facilitate Borrower’s reimbursement of GECC pursuant to Section 2.02(a)(ii) above, upon written request from GECC, Borrower shall pay and deposit on or before the Business Day immediately preceding each Note Interest Payment Date (time being of the essence and no grace period shall be permitted with respect to any of such payments) during the term of the Letter of Credit into a special non-interest bearing account established with and controlled by GECC (the “Reimbursement Account”), such amount as shall be reasonably estimated by GECC to be equal to the next payment of interest due under the Notes, so that at all times a sufficient amount of moneys shall have been deposited in the Reimbursement Account by no later than one Business Day prior to each Note Interest Payment Date in order to pay to GECC in full on every Note Interest Payment Date the entire amount due to GECC under Section 2.02(a)(ii) above. In any event, upon the demand of GECC, Borrower shall immediately deliver to GECC such additional moneys as are required to make up any deficiencies in the Reimbursement Account. Borrower hereby agrees that, upon written request from GECC, all payments under this Section shall be made pursuant to an electronic payment system satisfactory to GECC. Borrower hereby irrevocably authorizes and directs GECC to debit the Reimbursement Account immediately following any draws on the Letter of Credit for all of the amounts due and payable to GECC pursuant to Section 2.02(a)(ii) hereof, less the amount of any other disbursements received by GECC from Trustee pursuant to the Indenture for such purpose and to pay over such moneys to GECC. Any funds remaining in the Reimbursement Account following the application of such funds to fully reimburse GECC for any draws on the Letter of Credit on any particular Note Interest Payment Date shall be promptly remitted to Borrower. Upon the occurrence of an Event of Default, Borrower hereby authorizes and directs GECC to debit the Reimbursement Account for the full amount of any balance therein and to pay such moneys to GECC to be applied by GECC to the reduction of the Payment Obligations and any other Obligations of Borrower to GECC pursuant to this Agreement or any of the other Loan Documents. Until such time as the funds in the Reimbursement Account are disbursed in accordance with applicable provisions of this Agreement, all of the funds in the Reimbursement Account shall stand as additional collateral in favor of GECC to secure Borrower’s obligations under this Agreement and the other Loan Documents.

     (c) Borrower hereby agrees to pay to Trustee for deposit in the Redemption Account of the Revenue Fund pursuant to the Indenture the amounts set forth in Exhibit B hereto on the dates set forth in Exhibit B; provided, however, so long as Borrower is making principal payments directly to GECC pursuant to Section 2.02(a)(v), Borrower shall not make such payments to Trustee. All such amounts paid to Trustee shall be used to redeem the Notes pursuant to Section 4.01 of the Indenture on the dates set forth in Exhibit B hereto.
     (d) To the extent that the Indenture requires GECC’s prior written consent to any redemption of the Notes, GECC shall give such consent so long as Borrower has deposited with Trustee or GECC, as the case may be, an amount sufficient to reimburse GECC for any draw on the Letter of Credit in connection with such redemption and all other amounts due hereunder.
     Section 2.03. Credit Enhancement Fees.
     (a) Borrower hereby agrees to pay to GECC a nonrefundable credit enhancement fee for each year or portion thereof that the Letter of Credit remains outstanding (collectively, the “Credit Enhancement Fees”). The first Credit Enhancement Fee shall be in the amount of $514,471.22, due on the Closing Date and cover the period from the Closing Date through June 1, 2009. Thereafter, (i) Borrower shall pay GECC a Credit Enhancement Fee in an amount equal to .70% of the then Stated Amount (without regard to any reductions in the Stated Amount of the Letter of Credit which are subject to reinstatement); and (ii) the Credit Enhancement Fees shall be due and payable by Borrower semi-annually, in advance, on June 1, 2009 and continuing on each December 1 and June 1 of each year during the term of the Letter of Credit. Once payable, all Credit Enhancement Fees shall be nonrefundable to Borrower under all circumstances.
     (b) Borrower hereby agrees to pay to GECC a nonrefundable drawing fee (the “Drawing Fee”) in the amount of $100 for each scheduled draw on the Letter of Credit, which drawing fee shall be payable by Borrower in advance. The first Drawing Fee shall be in the amount of $1,200, due on the Closing Date and cover the period from the Closing Date through June 1, 2009. Thereafter, the Drawing Fee shall be payable semi-annually, in advance, commencing on the June 1, 2009 and continuing on each December 1 and June 1 thereafter.
     (c) Nothing contained in this Agreement shall be deemed to constitute or create a promissory note within the meaning of 12 U.S.C. Section 1813(l). GECC’s issuance and delivery of the Letter of Credit is in consideration of Borrower’s payment of the fees specified in this Section, the agreement of Borrower to reimburse GECC set forth in Section 2.02 hereof and the grant of the security described herein and in the Mortgages.
     Section 2.04. Administration Account and Terms of Escrow Accounts. At GECC’s option and upon written request from GECC after the occurrence of a Default or an Event of Default, Borrower shall pay and deposit into a special non-interest bearing account established with GECC (the “Administration Account”), not later than the Business Day immediately preceding each Note Interest Payment Date, 1/12 of the annual amount as shall be reasonably estimated from time to time by GECC to be sufficient to enable GECC to accumulate the funds necessary to pay when due all of the costs, fees, charges and expenses incurred in connection with the Notes, including, but not limited to, any amounts payable to Trustee, Remarketing Agent and Rating Agency under the Loan Documents. All such amounts deposited with GECC shall be paid directly to Trustee, Remarketing Agent, Rating Agency or any other appropriate party, as the case may be.
     The establishment of the Escrow Accounts in accordance with the terms hereof shall in no event relieve Borrower from its obligations to pay the various amounts due under this Agreement or other Loan Documents on their respective due dates. The Escrow Accounts shall be utilized in order to facilitate the disbursement of the payments contemplated hereby. Borrower hereby assigns to GECC as security for all of Borrower’s Obligations and liabilities hereunder all of Borrower’s right, title and interest in the Escrow Accounts. Upon the occurrence of an Event of Default, GECC shall have the right to apply the moneys in the Escrow Accounts towards any of the Obligations of Borrower under this Agreement or any of the other Loan Documents, in such order of priority as GECC shall determine in its sole and absolute discretion. GECC is hereby authorized to comply with all reporting requirements with respect to the Escrow Accounts. Funds in the Escrow Accounts (whether or not such Escrow Accounts are deemed to be interest-bearing or not) shall be invested, at the direction of Borrower in accordance with the requirements of the Indenture, only in Qualified Investments (as defined in the Indenture). Any interest or other income attributable to funds held in the Escrow Accounts shall be disbursed or applied in the same manner and subject to the same terms and conditions and used for the same purposes as may be permitted for the use of any other funds held therein. All funds deposited by Borrower into any of the Escrow Accounts shall be held by GECC in GECC’s name and may be commingled with GECC’s own funds at financial institutions selected by GECC in its sole discretion. GECC shall not be responsible for any losses resulting from the investment of any funds held in the Escrow Accounts or for obtaining any specific level or percentage of earnings on such funds. Borrower shall be liable for any income taxes due on the earnings from the funds on deposit in the Escrow Accounts.
     Section 2.05. Saturday, Sunday or Non-Business Day; Moneys. If the date for the performance of any term, provision or condition (monetary or otherwise) under this Agreement shall happen to fall on a Saturday, Sunday or non-Business Day, the date for the performance of such term, provision or condition shall, at the option of Borrower or GECC, be extended to the next succeeding Business Day immediately thereafter occurring, with interest at the rate provided in this Agreement on the principal balance to such next succeeding Business Day if such term, provision or condition shall result in the extension of any monetary payment due to GECC. All references to moneys in this Agreement or any of the Loan Documents, or the equivalent thereof, shall be deemed to mean lawful moneys of the United States of America.
     Section 2.06. Manner and Time of Payment. All payments to GECC by Borrower under this Agreement shall be made in immediately available same day funds via wire transfer to GECC to such account as shall be designated in writing by GECC by 2:00 P.M., Local Time on the date such payment is due. Funds received after such time shall be deemed received on the next succeeding Business Day.

     Section 2.07. Application of Funds. Except as otherwise expressly provided herein, all payments received by GECC from or on behalf of Borrower hereunder or pursuant to any of the Loan Documents, including, but not limited to, any amounts disbursed by Trustee to GECC in accordance with the terms of the Indenture, shall be applied by GECC to the payment of amounts then owing by Borrower to GECC, in such order and manner as GECC chooses in its sole discretion.
     Section 2.08. Computation of Interest. All interest payable hereunder shall be computed on the basis of a 360-day year and the actual number of days elapsed in the period during which such interest accrues. In computing the number of days during which interest accrues on any amount outstanding hereunder, the first date from which interest is stated to accrue hereunder shall be included and the date of payment of such amount to GECC shall be excluded provided such payment is received in immediately available same day funds by no later than 2:00 P.M., Local Time.
     Section 2.09. Interest After Default. Except as otherwise provided herein, if any payment due hereunder is not paid when due, whether by acceleration, at maturity or otherwise, then and in such event, Borrower shall pay or shall cause to be paid interest thereon from and after the date on which such payment first becomes due (regardless of whether an Event of Default shall have occurred) at the Post-Default Rate and such interest shall be due and payable, on demand, at such rate until the entire amount due is paid to GECC, whether or not any action shall have been taken or proceeding commenced to recover the same. Nothing contained in this Section shall in any way extend the time for the payment of any amounts payable hereunder.
     Section 2.10. Late Charges. In the event Borrower fails to pay any amounts due and payable hereunder when due, whether by acceleration or otherwise, GECC may, at its option, whether immediately or at the time of final payment of such amounts, impose a late charge on Borrower equal to five percent of the amount of each and every such past due payment notwithstanding the date on which such payment is actually paid to GECC. Any late charge imposed by GECC in accordance with this Section shall be due and payable on demand and shall be in addition to any interest due hereunder at the Post-Default Rate and to the exercise by GECC of its rights and remedies hereunder following an Event of Default.
     Section 2.11. Substitution of Letter of Credit or Replacement of Credit Enhancer. Borrower shall have the right at any time to terminate or replace GECC as the credit enhancer of the Notes under the Indenture by delivering to Trustee one or more substitute letter of credit or any other form of credit facility in replacement of the Letter of Credit, provided that (i) the Letter of Credit is returned to GECC for cancellation or termination, and (ii) all obligations hereunder and under each of the other Loan Documents owed to GECC have been fully paid and/or satisfied. No portion of any Credit Enhancement Fees payable to GECC shall be refundable to Borrower under any circumstances in the event of a cancellation or termination of the Letter of Credit prior to the Expiration Date thereof.
     Section 2.12. The Remarketing Agreement. Borrower covenants to and agrees with GECC that it will timely perform and fulfill all of its obligations under the Remarketing Agreement. Borrower agrees that any default by it under any provision of the Remarketing

Agreement beyond any applicable grace period, if any, shall constitute an Event of Default under this Agreement.
     Section 2.13. Extension of Expiration Date. Provided that no Default or Event of Default has occurred hereunder, Borrower may request that GECC extend the Expiration Date of the Letter of Credit to the Extended Expiration Date upon the terms and in compliance with the provisions of this Section. In order to exercise such extension right, Borrower shall provide written notice of its request to extend such Expiration Date to GECC and GEGF not less than 180 days prior to the Expiration Date. The Expiration Date may be extended to the Extended Expiration Date in the sole and absolute discretion of GECC provided that GECC receives all items required by GECC in its sole and absolute discretion.
ARTICLE III
CONDITIONS PRECEDENT TO THE EXTENSION OF CREDIT AND
DISBURSEMENTS
     Section 3.01. Execution and Delivery of Closing Documents. GECC’s agreement to issue the Letter of Credit is conditioned upon GECC’s and GEGF’s receipt and approval of all of the following documents on or before the Closing Date, each of which shall be in form and substance satisfactory to GECC and GEGF:
     (a) This Agreement, properly executed on behalf of Borrower.
     (b) The Indenture, properly executed on behalf of Borrower and Trustee.
     (c) The Notes, properly executed on behalf of Borrower.
     (d) The Remarketing Agreement, properly executed on behalf of Borrower and Remarketing Agent.
     (e) The Mortgages, properly executed on behalf of Borrower.
     (f) The Environmental Indemnity Agreements, properly executed on behalf of Borrower, Tenant and Lease Guarantor.
     (g) The Subordination Agreements, properly executed on behalf of Borrower and Tenant.
     (h) The Leases, properly executed on behalf of Borrower and Tenant.
     (i) The Lease Guaranty, properly executed on behalf of Lease Guarantor.
     (j) The Purchase Agreement, properly executed on behalf of Borrower and Remarketing Agent.

     (k) A certificate of the Secretary of Borrower, certifying as to (i) the resolutions or unanimous written consent of the managers and, if required, the members, of Borrower, authorizing the execution, delivery and performance of the Borrower Documents, (ii) the operating agreement of Borrower, and (iii) the signatures of the officers or agents of Borrower authorized to execute and deliver the Borrower Documents and other instruments, agreements and certificates on behalf of Borrower.
     (l) A certificate of the Secretary of Tenant, certifying as to (i) the resolutions or unanimous written consent of the board of directors and, if required, the shareholders of Tenant, authorizing the execution, delivery and performance of the Tenant Documents, (ii) the bylaws of Tenant, and (iii) the signatures of the officers or agents of Tenant authorized to execute and deliver the Tenant Documents and other instruments, agreements and certificates on behalf of Tenant.
     (m) A certificate of the Secretary of Lease Guarantor, certifying as to (i) the resolutions or unanimous written consent of the board of directors and, if required, the shareholders of Lease Guarantor, authorizing the execution, delivery and performance of the Lease Guarantor Documents, (ii) the bylaws of Lease Guarantor, and (iii) the signatures of the officers or agents of Lease Guarantor authorized to execute and deliver the Lease Guarantor Documents and other instruments, agreements and certificates on behalf of Lease Guarantor.
     (n) Currently certified copies of the Certificate of Formation of Borrower.
     (o) Currently certified copies of the Articles of Incorporation of Tenant.
     (p) Currently certified copies of the Articles of Incorporation of Lease Guarantor.
     (q) A Certificate of Good Standing issued as to Borrower by the Secretary of State of the State not more than 20 days prior to the date hereof.
     (r) A Certificate of Good Standing issued as to Tenant by the Secretary of State of the State not more than 20 days prior to the date hereof.
     (s) A Certificate of Good Standing issued as to Lease Guarantor by the Secretary of State of the State not more than 20 days prior to the date hereof.
     (t) Certificate of qualification to do business in the State of Kansas issued as to Borrower not more than 20 days prior to the date hereof.
     (u) Certificate of qualification to do business in the State of Kansas issued as to Tenant not more than 20 days prior to the date hereof.
     (v) Financing statements authorized by Borrower, as debtor, and naming GECC, as secured party, and/or the original certificate of title or manufacturer’s certificate of origin and title application if any of the Property is subject to certificate of title laws.

     (w) Current searches of appropriate filing offices showing that (i) no state or federal tax liens have been filed and remain in effect against Borrower, (ii) no financing statements have been filed and remain in effect against Borrower relating to the Collateral except those financing statements filed by GECC, and (iii) GECC has duly filed all financing statements necessary to perfect the security interest created pursuant to this Agreement and the Mortgages.
     (x) Environmental engineering reports for the Property prepared by an engineer engaged by GECC after consultation with Borrower and at Borrower’s expense, and in a manner satisfactory to GECC, based upon an investigation relating to and making appropriate inquiries concerning the Property.
     (y) An opinion of counsel to Borrower, Tenant and Lease Guarantor, addressed to GECC, GEGF and Trustee, in form and substance acceptable to GECC.
     (z) An opinion of local counsel to Borrower, Tenant and Lease Guarantor, addressed to GECC, GEGF and Trustee, in form and substance acceptable to GECC.
     (aa) An opinion of counsel to the underwriter, addressed to GECC, GEGF and Trustee, in form and substance acceptable to GECC.
     (bb) A rating assigned by the Rating Agency of not less than “A-1+/P-1” for the Notes based upon the issuance of the Letter of Credit and such rating shall not have been downgraded, suspended or withdrawn.
     (cc) Evidence that all conditions to the issuance of the Notes (other than issuance of the Letter of Credit) shall have occurred.
     (dd) Payment of GECC’s and GEGF’s fees, commissions and expenses required by Section 11.01 hereof and the Credit Enhancement Fee.
     (ee) Payment of Trustee’s, Remarketing Agent’s and Rating Agency’s fees, commissions and expenses incurred in connection with the Indenture and the transactions contemplated hereby.
     (ff) Any other documents or items required by GECC or GEGF.
     Section 3.02. Disbursements from the Note Fund. Borrower agrees that Borrower shall provide GECC with a copy of all Payment Request Forms (as defined in the Indenture) relating to disbursements from the Note Fund. Prior to any disbursements from the Note Fund, Borrower shall obtain GECC’s written approval to each such disbursement, which approval shall be evidenced by GECC’s execution of each Payment Request Form.
     Section 3.03. Conditions of Disbursement. In addition to the requirements set forth in Section 3.01 hereof, GECC’s agreement to consider the authorization of any disbursement from the Note Fund shall be subject to the additional condition precedent that GECC shall have received all of the following on the date thereof, each in form and substance satisfactory to GECC:

     (a) Each of the items required for a disbursement pursuant to the Indenture.
     (b) The representations and warranties contained in Articles V hereof are correct on and as of the date of such disbursement as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.
     (c) No event has occurred and is continuing, or would result that constitutes a Default or an Event of Default.
     (d) Certificates of the insurance required hereunder, containing a lender’s loss payable clause or endorsement in favor of GECC.
     (e) As built ALTA surveys of the Property.
     (f) ALTA (or equivalent) mortgagee policy(ies) of title insurance in the amount of the Initial Stated Amount or as determined by GECC, with reinsurance and endorsements as GECC may require, containing no exceptions to title (printed or otherwise) which are unacceptable to GECC, and insuring that the Mortgages are first-priority liens on the Property and that any financing statements filed by GECC as fixture filings and the Leases are subordinate to the lien of the Mortgages. Without limitation, such policy(ies) shall (i) be in the 2006 ALTA form or, if not available, the 1970 ALTA (as amended in 1984) form or, if not available, the 1992 ALTA form (deleting arbitration clause and creditors’ rights exclusion, if permissible) or, if not available, the form commonly used in the State, insuring “General Electric Capital Corporation, a Delaware corporation, its successors and/or assigns, as their interests may appear,” and (ii) include the following endorsements and/or affirmative coverages: (A) ALTA 9 Comprehensive; (B) Survey; (C) Access; (D) ALTA 8.1 Environmental Protection Lien (modified for commercial property); (E) Subdivision; (F) Contiguity (as applicable); (G) Tax Parcel; (H) Tax Sale (as applicable); (I) Usury; (J) Doing Business; (K) First Loss; (L) Last Dollar (as applicable); (M) Tie-In; (N) Address and Improvement Type, (O) Letter of Credit, (P) ALTA 3.1 Zoning Endorsement (with additional coverage for number and type of parking spaces) and (Q) with respect to any of the Property subject to a Planned Unit Development, ALTA 5.1 Planned Unit Development. GECC may require additional endorsements after reviewing the surveys.
     (g) Zoning compliance letters from the applicable City Planner’s, County Clerk’s or Zoning Department’s offices. Without limitation, such zoning compliance letters shall (i) provide the zoning classification code for the Property, (ii) be addressed to Borrower and GECC, (iii) include the address of the Property, (iv) describe the type(s) of permitted use of the Property, and (v) include an expiration-dated copy of conditions or restrictions of use.
     (h) Copies of the final, permanent and unconditional Certificates of Occupancy for the Property. Such Certificates of Occupancy must include all tenant improvement work, if any, completed with respect to the Property.

     (i) Engineer’s “walk-through” inspections prepared by an engineer acceptable to GECC at Borrower’s expense, in form and substance acceptable to GECC.
     (j) Final appraisals of the Property addressed to GECC, in form and substance acceptable to GECC and prepared by an MAI certified appraiser acceptable to GECC in conformance with the guidelines and recommendations set forth in the Uniform Standards of Professional Appraisal Practice (USPAP) and the requirements of the Code of Professional Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute.
     (k) Any other documents and items required by GECC.
ARTICLE IV
BORROWER’S OBLIGATIONS UNCONDITIONAL
     The obligations of Borrower under this Agreement shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with this Agreement (subject to any modifications, waivers or consents by GECC or GEGF in accordance with the terms hereof) under any and all circumstances, and shall not be affected by (a) any lack of validity or enforceability of any of the Loan Documents; (b) any amendment of, or any waiver or consent with respect to, all or any of the Loan Documents; (c) the existence of any claim, set-off, defense or other rights that Borrower may have at any time against Trustee, GECC, GEGF or any other person; (d) any statement or document presented under the Letter of Credit proving to be forged, fraudulent, untrue, inaccurate or invalid, in any respect; (e) any payment by GECC under the Letter of Credit against presentation of a sight draft or certificate that does not substantially comply with the terms of such Letter of Credit; (f) any delay, extension of time, renewal, compromise or other indulgence or modification agreed to by GECC, with or without notice to or approval by Borrower in respect of any of Borrower’s indebtedness to GECC or GEGF under this Agreement or any of the other Loan Documents; or (g) any exchange, release or nonperfection of any lien or security interest in any collateral pledged or otherwise provided to secure any of the Obligations contemplated herein or in any of the Loan Documents.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BORROWER
     In order to induce GECC to enter into this Agreement and to issue the Letter of Credit, Borrower represents, warrants and covenants to GECC and GEGF that the following statements are true, correct and complete as of the Closing Date:
     (a) Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, has power to enter into the Borrower Documents and by proper company action has duly authorized the execution and delivery of the Borrower Documents. Borrower is in good standing and is duly licensed or qualified to transact business in the State, the State of Kansas and in all other jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary. Borrower’s exact legal name is as set forth in the preambles of this Agreement. Borrower’s federal tax identification number is 71-1050443.
     (b) Borrower has been fully authorized to execute and deliver the Borrower Documents under the terms and provisions of the resolutions or written consent of its managers, or by other appropriate official approval, and further represents, covenants and warrants that all requirements have been met, and procedures have occurred in order to ensure the enforceability of the Borrower Documents and the Borrower Documents have been duly authorized, executed and delivered.
     (c) The officer of Borrower executing the Borrower Documents has been duly authorized to execute and deliver the Borrower Documents and such related documents under the terms and provisions of the resolutions or written consent of its managers.
     (d) The Borrower Documents constitute valid and legally binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except to the extent limited by bankruptcy, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights.
     (e) The execution and delivery of the Borrower Documents, the consummation of the transactions contemplated hereby and the fulfillment of the terms and conditions hereof do not and will not violate any law, rule, regulation or order, conflict with or result in a breach of any of the terms or conditions of the articles of organization or operating agreement of Borrower or of any restriction or of any agreement or instrument to which Borrower is now a party and do not and will not constitute a default under any of the foregoing or result in the creation or imposition of any liens, charges or encumbrances of any nature upon any of the property or assets of Borrower contrary to the terms of any instrument or agreement.
     (f) The authorization, execution, delivery and performance of the Borrower Documents by Borrower do not require submission to, approval of, or other action by any governmental authority or agency, which action with respect to the Borrower Documents has not been taken and which is final and nonappealable.
     (g) There is no action, suit, proceeding, claim, inquiry or investigation, at law or in equity, before or by any court, regulatory agency, public board or body pending or, to the best of Borrower’s knowledge, threatened against or affecting Borrower, challenging Borrower’s authority to enter into the Borrower Documents or any other action wherein an unfavorable ruling or finding would adversely affect the enforceability of the Borrower Documents or any other transaction of Borrower which is similar hereto, or would materially and adversely affect any of the transactions contemplated by the Borrower Documents.
     (h) The Property is properly zoned for its current and anticipated use and the use of the Property will not violate any applicable zoning, land use, environmental or similar law or restriction. Borrower has all licenses and permits to use the Property.

     (i) Borrower has furnished to the Reports (as defined in the Environmental Indemnity Agreement). Except as disclosed to GECC in the Reports, Borrower has received no notification of any kind suggesting that the Property or any adjacent property is or may be contaminated with any Hazardous Waste or Materials or is or may be required to be cleaned up in accordance with any applicable law or regulation; and Borrower further represents and warrants that, except as previously disclosed to GECC in writing, to the best of its knowledge as of the date hereof after due and diligent inquiry, other than Permitted Substances (as defined in the Environmental Indemnity Agreements) there are no Hazardous Waste or Materials located in, on or under the Property or any adjacent property, or incorporated in any Improvements, nor has the Property or any adjacent property ever been used as a landfill or a waste disposal site, or a manufacturing, handling, storage, distribution or disposal facility for Hazardous Waste or Materials. Borrower has obtained all permits, licenses and other authorizations which are required under any Environmental Laws at Borrower’s facilities or in connection with the operation of its facilities. Except as previously disclosed to GECC in writing, Borrower and all activities of Borrower at its facilities comply with all Environmental Laws and with all terms and conditions of any required permits, licenses and authorizations applicable to Borrower with respect thereto, except to the extent that failure to comply therewith could not reasonably be expected to have a material adverse effect on the financial or operating condition of Borrower, Tenant or Lease Guarantor or could not adversely affect the value or marketability of the Property. Except as previously disclosed to GECC in writing, Borrower is also in compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in Environmental Laws or contained in any plan, order, decree, judgment or notice of which Borrower is aware, except to the extent that failure to comply therewith could not reasonably be expected to have a material adverse effect on the financial or operating condition of Borrower, Tenant or Lease Guarantor or could not adversely affect the value or marketability of the Property. Except as previously disclosed to GECC in writing, Borrower is not aware of, nor has Borrower received notice of, any events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance with, or which may give rise to any liability under, any Environmental Laws.
     (j) Borrower has heretofore furnished to GECC and GEGF the audited consolidated financial statements of Lease Guarantor for its fiscal year ended December 31, 2002, December 31, 2003, December 31, 2004, December 31, 2005, December 31, 2006 and December 31, 2007, and those statements fairly present the financial condition of Lease Guarantor on the dates thereof and the results of its operations and cash flows for the periods then ended and were prepared in accordance with GAAP. Since the date of the most recent financial statements, there has been no material adverse change in the business, properties or condition (financial or otherwise) of Lease Guarantor.
     (k) Borrower has paid or caused to be paid to the proper authorities when due all federal, state and local taxes required to be withheld by it. Borrower has filed all federal, state and local tax returns which are required to be filed, and Borrower has paid or caused to be paid to the respective taxing authorities all taxes as shown on said returns or on any assessment received by it to the extent such taxes have become due.

     (l) Borrower has or will have good and absolute title to all Collateral and all proceeds thereof, free and clear of all mortgages, security interests, liens, licenses and encumbrances except for the security interest created pursuant to this Agreement and the Mortgages and the Permitted Exceptions.
     (m) All financial and other information provided to GECC and GEGF by or on behalf of Borrower, Tenant or Lease Guarantor in connection with Borrower’s request for the issuance of the Letter of Credit is true and correct in all material respects and Borrower has not omitted to provide GECC and GEGF with any information which Borrower reasonably believes would be material to GECC’s and GEGF’s decision to enter into this Agreement and, as to projections, valuations or pro forma financial statements, present a good faith opinion as to such projections, valuations and pro forma condition and results.
     (n) Borrower has authorized GECC to file financing statements, and such financing statements when filed will be sufficient to perfect the security interest created pursuant to this Agreement and the Mortgages. When such financing statements are filed in the offices noted therein, GECC will have a valid and perfected security interest in the Collateral, subject to no other security interest, assignment, lien, license or encumbrance other than the liens created by this Agreement and by the Mortgages and the Permitted Exceptions. None of the Collateral constitutes a replacement of, substitution for or accessory to any property of Borrower subject to a lien of any kind. Borrower owns the Property subject to no liens or encumbrances of any kind other than the respective rights of GECC as herein provided, the Mortgages and the Permitted Exceptions.
     (o) No person other than Borrower or Tenant is in occupancy or possession of the Property.
     (p) Neither Borrower nor any individual or entity owing directly or indirectly any interest in Borrower is an individual or entity whose property or interests are subject to being “blocked” under any of the Terrorism Laws or is otherwise in violation of any of the Terrorism Laws.
ARTICLE VI
TITLE TO PROPERTY; SECURITY INTEREST
     Section 6.01. Title to Collateral. Legal title to the Collateral and any and all repairs, replacements, substitutions and modifications to such Collateral shall be in Borrower. Borrower will at all times protect and defend, at its own cost and expense, its title from and against all claims, liens and legal processes of creditors of Borrower, and keep all Collateral free and clear of all such claims, liens and processes, except for the liens created hereunder and under the Mortgages and the Permitted Exceptions.
     Section 6.02. Security Interest in Collateral. This Agreement is intended to constitute a security agreement within the meaning of the UCC. As security for Borrower’s Obligations to GECC, Borrower hereby grants to GECC a security interest constituting a first lien on the

Collateral. Borrower ratifies its previous authorization for GECC to pre-file UCC financing statements and any amendments thereto describing the Collateral and all other collateral described above and containing any other information required by the applicable UCC. Borrower agrees to execute such additional documents, including financing statements, assignments, affidavits, notices, control agreements and similar instruments, in form satisfactory to GECC, and take such other actions that GECC deems necessary or appropriate to establish and maintain the security interest created by this Section, and Borrower hereby designates and appoints GECC as its agent, and grants to GECC a power of attorney (which is coupled with an interest), to execute on behalf of Borrower, such additional documents and to take such other actions. Borrower authorizes GECC, and hereby grants GECC a power of attorney (which is coupled with an interest), to file financing statements and amendments thereto describing the Collateral and containing any other information required by the applicable UCC and all proper terminations of the filings of other secured parties with respect to the Collateral, in such form and substance as GECC, in its sole discretion, may determine. Borrower hereby waives any right that Borrower may have to file with the applicable filing officer any financing statement, amendment, termination or other record pertaining to the Collateral and/or GECC’s interest therein.
     Section 6.03. Change in Name or Company Structure of Borrower; Change in Location of Borrower’s Chief Executive Office and Chief Principal Office. Borrower’s chief executive office and chief principal office are located at the address set forth above, and all of Borrower’s records relating to its business and the Collateral are kept at such location. Borrower hereby agrees to provide written notice to GECC of any change or proposed change in its name, company structure, chief executive office or chief principal office. Such notice shall be provided 30 days in advance of the date that such change or proposed change is planned to take effect.
     Section 6.04. Liens and Encumbrances to Title. Borrower shall not, directly or indirectly, create, incur, assume or suffer to exist any mortgage, pledge, lien, charge, license, encumbrance or claim on or with respect to the Collateral (together, “Liens”) other than the respective rights of GECC as herein provided, the Mortgages and the Permitted Exceptions. Borrower shall promptly, at its own expense, take such action as may be necessary duly to discharge or remove any such Lien. Borrower shall reimburse GECC for any expenses incurred by GECC to discharge or remove any Lien.
     Section 6.05. Assignment of Insurance. As additional security for the payment and performance of Borrower’s obligations hereunder, Borrower hereby assigns to GECC all of Borrower’s rights and interests in any and all moneys (including, without limitation, proceeds of insurance and refunds of unearned premiums) due or to become due under, and all other rights of Borrower with respect to, any and all policies of insurance now or at any time hereafter covering the Property or any evidence thereof or any business records or valuable papers pertaining thereto, and Borrower hereby directs the issuer of any such policy to pay all such moneys directly to GECC. Borrower hereby assigns to GECC all of Borrower’s rights and interests in any and all moneys due or to become due with respect to any condemnation proceeding affecting the Property. At any time, whether before or after the occurrence of any Event of Default, GECC may (but need not), in GECC’s name or in Borrower’s name, execute and deliver proof of claim, receive all such moneys, endorse checks and other instruments representing payment of such moneys, and adjust, litigate, compromise or release any claim against the issuer of any such policy or party in any condemnation proceeding.
ARTICLE VII
AFFIRMATIVE COVENANTS OF BORROWER
     Until the later of (a) the expiration, termination, cancellation and/or return of the Letter of Credit to GECC, and (b) payment in full of all amounts due and owing or payable to GECC under this Agreement and the other Loan Documents:
     Section 7.01. Reporting Requirements. Borrower will deliver, or cause to be delivered, to GECC each of the following, which shall be in form and detail acceptable to GECC:
     (a) as soon as available, and in any event within 120 days after the end of each fiscal year of Lease Guarantor, or if longer, within the period allowed by the Securities and Exchange Commission to file annual financial statements, copies of publicly available reports;
     (b) if the reports set forth in subsection (a) of this Section are no longer publicly available, as soon as available, and in any event within 120 days after the end of each fiscal year of Lease Guarantor, consolidated audited financial statements of Lease Guarantor with the unqualified opinion of independent certified public accountants selected by Lease Guarantor and acceptable to GECC, which annual financial statements shall include the balance sheet of Lease Guarantor as at the end of such fiscal year and the related statements of income, retained earnings and cash flows of Lease Guarantor for the fiscal year then ended, all in reasonable detail and prepared in accordance with GAAP, together with a certificate of the chief financial officer of Lease Guarantor stating that such financial statements have been prepared in accordance with GAAP;
     (c) immediately after the commencement thereof, notice in writing of all litigation and of all proceedings before any governmental or regulatory agency affecting Borrower of the type described in Article V hereof or which will have a Material Adverse Effect;
     (d) promptly upon knowledge thereof, notice of any loss or destruction of or damage to any Property in an amount equal to or greater than $1,000,000, in aggregate, or of any material adverse change in any Property;
     (e) promptly after the amending thereof, copies of any and all amendments to the articles of organization or operating agreement of Borrower; and
     (f) promptly upon knowledge thereof, notice of any Material Adverse Effect.
     Section 7.02. Books and Records; Inspection and Examination. Borrower will keep accurate books of record and account for itself pertaining to the Collateral and pertaining to Borrower’s business and financial condition and such other matters as GECC may from time to time request, in its reasonable discretion, in which true and complete entries will be made in accordance with GAAP and, upon request of GECC, will permit any officer, employee, attorney or accountant for GECC to audit, review, make extracts from, or copy any and all corporate and financial books, records and properties of Borrower at all times during ordinary business hours, and to discuss the affairs of Borrower with any of its directors, officers, employees or agents. Upon at least three (3) Business Days’ prior notice (except if a Default or Event of Default has occurred, no prior notice) from GECC, Borrower will permit GECC, or its employees, accountants, attorneys or agents, to examine and copy any or all of its records and to examine and inspect the Collateral upon prior written notice (except in the case of an emergency or following an Event of Default) during Borrower’s business hours.
     Section 7.03. Compliance With Laws. Borrower will (a) comply with the requirements of applicable laws and regulations, the noncompliance with which would materially and adversely affect its business or its financial condition, and (b) use and keep the Property, and will require that others use and keep the Property, only for lawful purposes, without violation of any federal, state or local law, statute or ordinance. Borrower shall secure all permits and licenses, if any, necessary for the installation and operation of the Property. Borrower shall comply in all respects (including, without limitation, with respect to the use, maintenance and operation of each item of the Property) with all laws of the jurisdictions in which its operations involving any component of Property may extend and of any legislative, executive, administrative or judicial body exercising any power or jurisdiction over the items of the Property or its interest or rights under this Agreement.
     Section 7.04. Reserved.
     Section 7.05. Payment of Taxes and Other Claims. Except as provided in the Mortgages, Borrower will pay or discharge or cause to be paid or discharged, when due, (a) all taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, upon any properties belonging to it (including, without limitation, the Property) or upon or against the creation, perfection or continuance of the security interest created pursuant to this Agreement, prior to the date on which penalties attach thereto, (b) all federal, state and local taxes required to be withheld by it, and (c) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien or charge upon any properties of Borrower; provided, that Borrower shall not be required to pay or cause to be paid any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings. Borrower will pay or cause to be paid, as the same respectively come due, all taxes and governmental charges of any kind whatsoever that may at any time be lawfully assessed or levied against or with respect to the Property, as well as all gas, water, steam, electricity, heat, power, telephone, utility and other charges incurred in the operation, maintenance, use, occupancy and upkeep of the Property.
     Section 7.06. Preservation and Maintenance of Property; Leaseholds. Borrower (a) shall, at its own expense, maintain, preserve and keep the Property in good repair, working order and condition, and shall from time to time make all repairs and replacements necessary to keep the Property in such condition, and in compliance with state and federal laws, ordinary wear and tear excepted, (b) shall not commit waste to the Property, (c) shall restore or repair promptly and in a good and workmanlike manner all or any part of the Property in the event of any damage, injury or loss thereto, whether or not insurance proceeds are available to cover in whole or in part the costs of such restoration or repair pursuant to Section 9.01 hereof, (d) shall comply with all laws, ordinances, regulations and requirements of any governmental body applicable to the Property, (f) if all or part of the Property is for rent or lease, then GECC, at its option after the occurrence of an Event of Default, may require Borrower to provide for professional management of the Property by a property manager satisfactory to GECC pursuant to a contract approved by GECC in writing, unless such requirement shall be waived by GECC in writing, and (g) shall give notice in writing to GECC of and, unless otherwise directed in writing by GECC, appear in and defend any action or proceeding purporting to affect the Property, the security of this Agreement or the rights or powers of GECC hereunder. In the event that any parts or accessories forming part of any item or items of Property become worn out, lost, destroyed, damaged beyond repair or otherwise rendered unfit for use, Borrower, at its own expense and expeditiously, will replace or cause the replacement of such parts or accessories (x) by replacement parts or accessories free and clear of all liens and encumbrances and with a value and utility at least equal to that of the parts or accessories being replaced (assuming that such replaced parts and accessories were otherwise in good working order and repair) or (y) pursuant to Section 9.01 hereof. All such replacement parts and accessories shall be deemed to be incorporated immediately into and to constitute an integral portion of the Property and, as such, shall be subject to the terms of this Agreement. GECC shall have no responsibility in any of these matters, or for the making of improvements or additions to the Property. Borrower will defend the Property against all claims or demands of all persons (other than GECC) claiming the Property or any interest therein.
     Borrower represents, warrants and covenants that the Property is and shall be in compliance with the Americans with Disabilities Act of 1990 and all of the regulations promulgated thereunder, as the same may be amended from time to time.
     Section 7.07. Insurance; Indemnifications. (a) Borrower shall obtain and maintain the following types of insurance upon and relating to the Property:
     (i) All Risk or Special Causes of Loss Property Form including Business Interruption.
     (A) Comprehensive all risk insurance (including, without limitation, coverage against riot and civil commotion, vandalism, malicious mischief, water, mold (based on a covered peril), fire, burglary, theft and terrorism) on the improvements to and all other insurable portions of the Property and in each case (1) insuring against any peril now or hereafter included within the classification “Special Form Cause of Loss,” (2) in an amount equal to 100% of the “Full Replacement Cost,” (3) containing an agreed amount endorsement with respect to the improvements, equipment and all other insurable portions of the Property waiving all co-insurance provisions, and (4) providing that the deductible shall not exceed the sum of $100,000.00, unless agreed to in writing by GECC. “Full Replacement Cost” means the actual replacement cost of the improvements and equipment (without taking into account any depreciation, and exclusive of excavations, footings and foundations, landscaping and paving) determined annually by an insurer, a recognized independent insurance broker or an independent appraiser selected and paid by Borrower and in no event less than the coverage required pursuant to the terms of either Lease.
     (B) Business income interruption insurance (1) with loss payable to GECC, (2) covering losses of income and Revenues derived from the Property resulting from any risk or casualty whatsoever, (3) containing an extended period of indemnity endorsement which provides that after the physical loss to the improvements and all other insurable portions of the Property have been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of one hundred eighty (180) days from the date the Property is repaired or replaced and operations resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period, and (4) in an amount equal to one hundred percent (100%) of the projected Revenue from the Property for a period of twelve (12) months. The amount of such business income insurance shall be determined by GECC prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the gross income from the Property for the succeeding twelve (12) month period. All insurance proceeds payable to GECC pursuant to this Section 7.07(a)(i)(B) shall be immediately deposited with GECC and shall be disbursed to Borrower for payment of the costs and expenses to maintain and operate the affected Property; provided however, that nothing herein contained shall be deemed to relieve Borrower of its obligation to pay the Obligations on the respective dates of payment provided for herein except to the extent such amounts are actually paid out of the proceeds of such business income insurance. The perils covered by this insurance shall be the same as those accepted on the real property, including flood and earthquake, as necessary. This coverage shall be written on the same basis as the property policy stated in Section 7.07(a)(i)(A) above. “Revenues” means all rents, rent equivalents, moneys payable as damages pursuant to a Lease or in lieu of rent or rent equivalents, royalties (including all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower from any and all sources including any obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of property or rendering of services by Borrower and proceeds, if any, from business interruption or other loss of income insurance.
     (C) The policy of insurance required pursuant to this Section 7.7(a)(i)(A) above shall contain Demolition Costs, Increased Cost of

Construction and “Ordinance or Law Coverage” or “Enforcement” endorsements in amounts satisfactory to GECC if any of the improvements or the use of the Property shall at any time constitutes legal non-conforming structure or uses or the ability to rebuild the Improvements is restricted or prohibited.
     (D) If windstorm coverage is excluded from the policy required under Section 7.07(a)(i)(A) above, Borrower must provide separate windstorm insurance in an amount equal to the lesser of the Initial Stated Amount and the maximum amount permitted by law, if any of the Property is located in area where GECC requires such insurance. Deductibles for windstorm coverage larger than 5% of the casualty policy limit applicable to the Property are subject to approval by GECC.
     (E) At all times during such structural construction, repairs or alterations are being made with respect to the improvements: (1) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the commercial general liability insurance policy described in Section 7.07(a)(ii), and (2) the insurance provided in Section 7.07(a)(i)(A) written on a so-called builder’s risk completed value form (a) on a non-reporting basis, (b) against all risks insured against pursuant to Section 7.07(a)(i)(A), (c) including permission to occupy the improvements, and (4) with an agreed amount endorsement waiving co-insurance provisions. The amount of such coverage must be approved by GECC.
     (ii) Commercial General Liability/Umbrella Liability. Commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (A) to be on the so-called “occurrence” form containing minimum limits per occurrence of $1,000,000.00 and $2,000,000.00 in the aggregate, together with excess and/or umbrella liability in amount of at least $100,000,000; (B) to contain a liquor liability endorsement if any part of the Property is covered by a liquor license; (C) to continue at not less than the aforesaid limit until required to be changed by GECC in writing by reason of changed economic conditions making such protection inadequate; (D) to cover at least the following hazards, (1) premises and operations, (2) products and completed operations on an “if any” basis, (3) independent contractors, (4) blanket contractual liability for all written and oral contracts, and (5) all legal liability imposed upon borrower and all court costs and attorneys’ fees incurred in connection with the ownership, operation and maintenance of the Property; and (E) subject to commercial availability, to have no greater than a $500,000.00 self-insured retention, provided that such self-insured retention may be increased but not more than proportionately to any increase in the total revenues of Life Time Fitness, Inc., as reflected by its most recent 10Q and 10K filing, as the case may be from and after the date hereof. If Borrower has a multi-location policy or loan, the primary general liability coverage must be maintained on a “general aggregate per location basis.”

     (iii) Flood Insurance. Flood insurance will be required if any portion of the improvements to the Property is situated in a federally designated “special flood hazard area” (for example, Zones A and V) as designated by the Federal Emergency Management Agency, or any successor thereto, as an area having special flood hazards pursuant to the National Flood Insurance Act of 1968, The Flood Disaster Protection Act of 1973, or the National Flood Insurance Reform Act of 1994, as each may be amended, (the “Flood Insurance Acts”). The minimum amount of flood insurance required is the lesser of one hundred percent (100%) of the Full Replacement Cost (plus business interruption coverage) or the maximum limit of coverage available for the improvements under the Flood Insurance Act. The maximum deductible shall be no more than $25,000.
     (iv) Sinkhole, Mine Subsidence and Earthquake. Sinkhole, mine subsidence and earthquake insurance shall be obtained and maintained if in the opinion of a professional engineer with experience in this professional area there is a foreseeable risk of loss due to this hazard. If necessary, as determined by such engineer, Borrower shall maintain coverage in an amount equal to the Stated Amount.
     (v) Boiler and Machinery Coverage. Comprehensive broad form boiler and machinery insurance (without exclusion for explosion) covering all steam boilers, heating and air conditioning equipment, high pressure piping, machinery and equipment, sprinkler systems, pressure vessels, refrigeration equipment and piping, or similar apparatus now or hereafter installed in the improvements (including “system breakdown coverage”) and insuring against loss of occupancy or use arising from any breakdown, in an amount at least equal to the lesser of the then Stated Amount or $2,000,000.00, with a deductible no greater than $100,000.00, unless approved by Borrower.
     (vi) Worker’s Compensation and Employer’s Liability. If Borrower has any employees, workers’ compensation, subject to the statutory limits of the state in which the Property is located, and employer’s liability insurance subject to the statutory limits of the state in which the Property is located.
     (vii) Miscellaneous. Such other insurance as may from time to time be reasonably required by GECC in order to protect its interests, including such insurance as may now be or hereafter becomes available that GECC reasonably deems prudent in light of the then prevailing market or industry practices or applicable law, provided that absent a change of law, a change of prevailing market or industry practices, or a material change of circumstances relating to the Property, no other such coverages shall be required.
     (b) All policies of insurance (the “Policies”) required pursuant to this Section:
     (i) shall be issued by companies licensed to do business in the sate where the Property is located, with a claims paying ability rating of “A” or its equivalent by Standard & Poor’s Ratings and Moody’s Investors Services, Inc. and a rating of “A:IX” or better in the current Best’s Insurance Reports;
     (ii) shall name GECC and its successors and/or assigns as their interest may appear as the lender;
     (iii) shall contain a non-contributory standard lender clause and a lender’s loss payable endorsement, or their equivalents, naming GECC as the person to which all payments made by such insurance company shall be paid;
     (iv) shall contain a waiver of subrogation against GECC;
     (v) shall be maintained throughout the term hereof without cost to GECC;
     (vi) shall be assigned to GECC;
     (vii) on or prior to the date hereof, Borrower shall deliver to GECC either certified copies of the Policies in effect on the date hereof (the “Current Policies”) or ACORD Form 25 S, Certificate of Liability Insurance, and ACORD Form 28, Evidence of Commercial Property Insurance (the “ACORD Certificates”) with respect to the Current Policies (and each ACORD Certificate must specify GECC, loss payee and additional insured status and/or waivers of subrogation, state the amounts of all deductibles and self-insured retentions, if any, set forth notice requirements for cancellation, material change, or non-renewal of insurance and be accompanied by copies of all required endorsements, provided that Borrower shall deliver to GECC certified copies of all required endorsements, provided that Borrower shall deliver to GECC certified copies of the Current Policies upon actual issuance;
     (viii) at least fifteen (15) days prior to the expiration of the Policies, Borrower shall deliver to GECC either the original policies (copies of the same certified by the issuers thereof) issued in renewal of each of the expiring Policies or ACORD Certificates with respect thereto, provided that Borrower shall deliver to GECC the original policies (or copies of the same certified by the issuers thereof) issued in renewal of the expired Policies upon actual issuance of the renewal policies;
     (ix) shall contain endorsements providing that GECC shall not be liable for the payment of any of the Insurance Premiums, that neither Borrower, GECC nor any other party shall be a co-insurer under said Policies, that no act or negligence of Borrower, or anyone acting for Borrower, or of any tenant under any Lease or other occupant, or failure to comply with the provisions of any Policy which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as GECC is concerned, that GECC shall receive at least thirty (30) days prior written notice of any material modification, reduction or cancellation, and such other similar provisions as GECC deems reasonably necessary or desirable to protect its interest; and
     (x) any material changes from the coverages and policies approved by GECC prior to the date hereof shall be acceptable in form and substance to GECC and shall be approved by GECC as to amounts, form, risk coverage, deductibles, loss payees and insureds.
     (b) Borrower shall pay or cause to be paid the premiums for such Policies (the “Insurance Premiums”) as the same become due and payable and shall furnish to GECC evidence of the renewal of each of the Policies with receipts for the payment of the currently due installments of the Insurance Premiums or other evidence of such payment reasonably satisfactory to GECC (provided, however, that Borrower is not required to furnish such receipts for payment of Insurance Premiums in the event that no Event of Default exists). If Borrower does not furnish such evidence and receipts for then currently due installments of Insurance Premiums at least fifteen (15) days prior to the expiration of any such expiring Policy, then GECC may procure, but shall not be obligated to procure, such insurance and pay the Insurance Premiums therefor, and Borrower agrees to reimburse GECC for the cost of such Insurance Premiums promptly on demand. Borrower covenants and agrees to promptly forward to GECC a copy of each written notice received by Borrower of any material modification, reduction or cancellation of any of the Policies or of any of the coverages afforded under any of the Policies. Within thirty (30) days after request by GECC, Borrower shall obtain or cause to be obtained such increases in the amounts of coverage required hereunder as may be reasonably required by GECC, taking into consideration and based upon changes in the value of money over time, changes in liability laws, changes in prudent customs and practices, and the like.
     (c) Borrower hereby indemnifies and holds harmless the Indemnified Parties from and against any and all claims, damages, losses, liabilities, costs or expenses whatsoever (including, without limitation, court costs, and reasonable attorneys’ and paralegals’ fees and expenses through and including any appellate proceedings at all levels, and any special proceedings), which any of the Indemnified Parties may incur (or which may be claimed against any of the Indemnified Parties by any entity or entities whatsoever) by reason of, under, arising out of, related to, or in connection with (a) the Property; (b) the Indenture or any of the other Loan Documents; (c) the Notes, (d) any breach by Borrower of any material representation, warranty, covenant or agreement made in or pursuant to this Agreement or any of the other Loan Documents; (e) any failure of Borrower, Trustee or Remarketing Agent or any other person or entity to comply with any applicable federal or state laws or regulations pertaining to the offer, sale or remarketing of the Notes or to the issuance or maintenance of the Letter of Credit, except for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused solely and directly by the gross negligence or willful misconduct of the party seeking any such indemnity ; or (f) the execution and delivery or transfer to a successor Trustee of, or payment or failure to pay under, the Letter of Credit, except for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by the gross negligence or willful misconduct of GECC in determining whether a statement or draft presented under a Letter of Credit complied with the terms thereof or whether any statement or any other document presented under a Letter of Credit was forged, fraudulent or invalid, or any statement therein was untrue or inaccurate; or (g) the Letter of Credit or any certificate, document, instrument, or agreement executed in connection therewith. Further, Borrower hereby agrees to pay, and to protect, indemnify and save harmless the Indemnified Parties from and against, any and all losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, damages, costs or expenses (including, without limitation, attorneys’ fees and expenses at trial, or appeal, or in other indirect or administrative proceedings) of any nature whatsoever, arising from or relating in any way to the offering, issuance, sale, remarketing or delivery of the Notes (or any interest in any fund into which the Notes are placed) or the entering into by GECC or GEGF of any of the Loan Documents or providing the Letter of Credit, except for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused solely and directly by the gross negligence or willful misconduct of the party seeking any such indemnity.
     (d) As to GECC and GEGF, Borrower assumes all risks of the acts or omissions of Trustee with respect to the use of the Letter of Credit. The Indemnified Parties shall not be liable or responsible for: (a) the use made of the Letter of Credit or for any acts or omissions of Trustee; (b) the validity, sufficiency or genuineness of any documents, or endorsements presented in connection with the Letter of Credit or the Notes, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by GECC against presentation of documents which do not comply with the terms of the Letter of Credit, including failure of any documents to bear adequate reference to the Letter of Credit; or (d) any other circumstances in making or failing to make payment under the Letter of Credit. By way of amplification, GECC may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary. The determination of whether a draft has been presented under a Letter of Credit prior to its Expiration Date or whether a draft drawn under a Letter of Credit or an accompanying document or instrument is in proper and sufficient form shall be made by GECC in its sole discretion, which determination shall be conclusive and binding upon Borrower. Borrower hereby waives any right to object to any payment under the Letter of Credit against a draft with accompanying documents in the forms provided for in the Letter of Credit but varying in punctuation, capitalization, spelling or similar matters of form.
     (e) Notwithstanding anything in Section 7.07(c) or (d) to the contrary, Borrower does not waive any claims it may have against GECC to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by Borrower that Borrower proves were caused by GECC’s willful misconduct or gross negligence in connection with a failure to pay under the Letter of Credit after presentation to GECC by the beneficiary of a sight draft and certificate strictly complying with all terms and conditions of the Letter of Credit.
     Section 7.08. Preservation of Existence. Borrower will preserve and maintain its existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business and shall conduct its business in an orderly, efficient and regular manner.

     Section 7.09. Performance by GECC. If Borrower at any time fails to perform or observe any of the covenants or agreements contained in this Agreement or in any of the other Loan Documents, and if such failure shall continue for a period of 10 calendar days after GECC gives Borrower written notice thereof (or in the case of the agreements contained in Sections 7.06, 7.07 and 7.12 hereof, immediately upon the occurrence of such failure, without notice or lapse of time), GECC may, but need not, perform or observe such covenant on behalf and in the name, place and stead of Borrower (or, at GECC’s option, in GECC’s name) and may, but need not, take any and all other actions which GECC may reasonably deem necessary to cure or correct such failure (including, without limitation, the payment of taxes, the satisfaction of security interests, liens or encumbrances, the performance of obligations owed to account debtors or other obligors, the procurement and maintenance of insurance, the execution of assignments, security agreements and financing statements, and the endorsement of instruments); and Borrower shall thereupon pay to GECC on demand the amount of all moneys expended and all costs and expenses (including reasonable attorneys’ fees and legal expenses) incurred by GECC in connection with or as a result of the performance or observance of such agreements or the taking of such action by GECC, together with interest thereon from the date expended or incurred at the lesser of the Post-Default Rate or the highest rate permitted by law. To facilitate the performance or observance by GECC of such covenants of Borrower, Borrower hereby irrevocably appoints GECC, or the delegate of GECC, acting alone, as the attorney in fact of Borrower with the right (but not the duty) from time to time to create, prepare, complete, execute, deliver, endorse or file in the name and on behalf of Borrower any and all instruments, documents, assignments, security agreements, financing statements, applications for insurance and other agreements and writings required to be obtained, executed, delivered or endorsed by Borrower under this Agreement.
     Section 7.10. Limitations of Liability. In no event, whether as a result of breach of contract, warranty, tort (including negligence or strict liability), indemnity or otherwise, shall GECC, GEGF, their assignees, if any, be liable for any special, consequential, incidental, punitive or penal damages, including, but not limited to, loss of profit or revenue, loss of use of the Premises or any associated equipment, service materials or software, damage to associated equipment, service materials or software, cost of capital, cost of substitute property, service materials or software, facilities, services or replacement power or downtime costs.
     Section 7.11. Alterations.
     (a) Borrower, at its sole cost and expense, shall have the right from time to time to perform Alterations, subject in all cases to the further provisions of this Section and to all other applicable provisions of this Agreement.
     (b) Borrower may not make, or allow to be made, any Supervised Alteration to the Property without obtaining GECC’s prior written consent.
     (c) All Supervised Alterations shall be made (i) under the supervision of an architect or engineer selected by Borrower and approved by GECC; (ii) in accordance with detailed plans and specifications prepared by such architect or engineer; and (iii) pursuant to a contract therefor approved by GECC between Tenant and a general contractor engaged by Tenant which incorporates such plans and specifications. Copies of all such plans and specifications shall be delivered by Borrower to GECC and shall be subject to GECC’s prior approval.
     (d) No Alteration shall be made except in compliance with, and Borrower hereby covenants that it will comply with or cause compliance with, each of the following provisions:
     (i) All Alterations shall be made with reasonable diligence and dispatch (subject to Unavoidable Delays) in a first class manner and with first class materials and workmanship.
     (ii) Before any Alteration has begun, Borrower shall procure, at its expense, or cause to be procured, all necessary licenses, permits, approvals and authorizations from all Governmental Authorities for such Alteration and shall, on demand, deliver photocopies thereof to GECC.
     (iii) All Alterations shall be made and completed in accordance with all governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of governmental authorities (including Environmental Laws) affecting either Borrower or the Property or any portion of or the construction, ownership, use, alteration or operation of, or any portion of any Property (whether now or hereafter enacted and in force), and all permits, licenses and authorizations and regulations relating thereto and insurance requirements under this Agreement.
     (iv) No Alteration shall create any encroachment upon any street, easement, setback line or open yard requirement or upon any adjacent premises.
     (v) To the extent that any Alteration materially alters the footprint of any of the Improvements, Borrower shall deliver to GECC a copy of a final survey of the Property, certified to GECC, showing the completed Alteration.
     (vi) No Alteration shall be made which would in the opinion of GECC render title to the Property or any part thereof unmarketable.
     (vii) No Alteration shall be performed which would tie in or connect any building or structure on the Property with any other building or structure located outside the boundary lines of the Property without the prior written consent of GECC.
     (viii) All Alterations shall be performed in compliance with any and all restrictive or protective covenants affecting the Property.
     (ix) All expenses of GECC incurred by reason of the Alteration in question shall be reimbursed by Borrower, upon demand.
     (e) Nothing contained in this Agreement shall constitute any consent or request by GECC, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Property or any part thereof, nor as giving Borrower any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against GECC in respect thereof.
     (f) Before any Alteration has begun, GECC shall have the right to post and maintain on the Property and to record in the County Recorder’s office in the County in which the Property is located any notices of non-responsibility provided for under applicable law.
     Section 7.12. Rating Agency Fees. Borrower shall pay the fees of any Rating Agency required to maintain the rating on the Notes.
ARTICLE VIII
NEGATIVE COVENANTS
     Until the later of (a) the expiration, termination, cancellation or return of the Letter of Credit to GECC, and (b) payment in full of all amounts due and owing or payable to GECC under this Agreement and the other Loan Documents (any prohibited transaction under this Article shall be null and void and GECC shall be under no obligation to allege or show any impairment of its security and GECC may pursue any legal or equitable remedies for default without such allegation or showing):
     Section 8.01. Lien. Borrower will not create, incur or suffer to exist any mortgage, deed of trust, pledge, lien, security interest, assignment, license or transfer upon or of any of the Collateral except for the security interest created pursuant to this Agreement, the liens created pursuant to the Mortgages and the Permitted Exceptions.
     Section 8.02. Sale of Assets. Borrower will not sell, lease, assign, transfer or otherwise dispose of all or a substantial part of its assets or of any of the Collateral or any interest therein (whether in one transaction or in a series of transactions).
     Section 8.03. Consolidation and Merger. Borrower will not consolidate with or merge into any person, or permit any other person to merge into it or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all of the assets of any other person.
     Section 8.04. Accounting. Borrower will not adopt, permit or consent to any material change in accounting principles other than as required by GAAP. Borrower will not adopt, permit or consent to any change in its fiscal year.
     Section 8.05. Transfers. Borrower will not in any manner transfer any property without prior or present receipt of full and adequate consideration.

     Section 8.06. Reserved.
     Section 8.07. Use of Property. Unless required by applicable law or unless GECC has otherwise agreed in writing, Borrower shall not allow changes in the use for which all or any part of the Property was intended at the time this Agreement was executed. Borrower shall not, without GECC’s prior written consent, (a) initiate or acquiesce in a change in the zoning classification (including any variance under any existing zoning ordinance applicable to the Property), (b) permit the use of the Property to become a non-conforming use under applicable zoning ordinances, (c) file any subdivision or parcel map affecting the Property, or (d) amend, modify or consent to any easement or covenants, conditions and restrictions pertaining to the Property.
     Section 8.08. Interest Rate Mode. Borrower shall not, without the prior written consent of GECC, which consent may be arbitrarily withheld, take any action to change the interest rate mode on the Notes.
ARTICLE IX
DAMAGE AND DESTRUCTION; CONDEMNATION
     Section 9.01. Damage and Destruction. Borrower shall provide a complete written report to GECC immediately upon any loss, theft, damage or destruction of any Property and of any accident involving any Property. If all or any part of the Property is lost, stolen, destroyed or damaged beyond repair (“Damaged Property”), Borrower shall as soon as practicable after such event replace the same at Borrower’s sole cost and expense together with any Net Proceeds with property having substantially similar specifications and of equal or greater value to the Damaged Property immediately prior to the time of the loss occurrence. Any replacement property with a cost exceeding $500,000 shall be subject to GECC’s approval. Such replacement property shall be substituted in this Agreement and the other related documents by appropriate endorsement or amendment. Alternately, Borrower may, instead of using the Net Proceeds to replace the Damaged Property, use the Net Proceeds to redeem the Notes (or reimburse GECC for a draw on the Letter of Credit in connection therewith) in the amount of the Damaged Property Amount and pay GECC for any other amounts due hereunder. Borrower shall notify GECC of which course of action it will take within 15 calendar days after the loss occurrence. If, within 45 calendar days of the loss occurrence, (x) Borrower fails to notify GECC; (y) Borrower and GECC fail to execute an amendment to this Agreement to delete the Damaged Property and add the replacement property or (z) Borrower fails to comply with subparagraph (b) above, then GECC may, at its sole discretion, use the Net Proceeds to redeem the Notes and then to reimburse GECC for all of Borrower’s obligations hereunder. The Net Proceeds of insurance with respect to the Damaged Property shall be made available by GECC to be applied to discharge Borrower’s obligation under this Section. For purposes of this Section, the term “Net Proceeds” shall mean the amount remaining from the gross proceeds of any insurance claim after deducting all expenses (including reasonable attorneys’ fees) incurred in the collection of such claim.
     Section 9.02. Condemnation. If either Property, or any part thereof, shall be condemned for any reason, including without limitation fire or earthquake damage, or otherwise taken for public or quasi-public use under the power of eminent domain, or be transferred in lieu thereof, all damages or other amounts awarded for the taking of, or injury to, such Property shall be paid to GECC who shall have the right, in its sole and absolute discretion, to apply the amounts so received against (a) first, all amounts owing to GECC hereunder, including (without limitation) the costs and expenses of GECC, including attorneys’ fees incurred in connection with collection of such amounts, and (b) next, the principal amount of the Notes outstanding by depositing such amount in the Revenue Fund for application in accordance with the terms of the Indenture; provided, however, that if (i) no Event of Default shall have occurred and be continuing hereunder, (ii) Borrower provides evidence satisfactory to GECC of its ability to pay all amounts becoming due hereunder during the pendency of any restoration or repairs to or replacement of such Property, (iii) GECC determines, in its sole discretion, that the proceeds of such award are sufficient to restore, repair, replace and rebuild such Property as nearly as possible to its value, condition and character immediately prior to such taking (or, if the proceeds of such award are insufficient for such purpose, if Borrower provides additional sums to GECC’s satisfaction so that the aggregate of such sums and the proceeds of such award will be sufficient for such purpose), and (iv) Borrower provides evidence satisfactory to GECC that none of the tenants of such Property will terminate their lease agreements as a result of either the condemnation or taking or the repairs to or replacement of such Property, the proceeds of such award, together with additional sums provided by Borrower, shall be placed in a separate account for the benefit of GECC and Borrower to be used to restore, repair, replace and rebuild such Property as nearly as possible to its value, condition and character immediately prior to such taking. All work to be performed in connection therewith shall be pursuant to a written contract therefor, which contract shall be subject to the prior approval of GECC. To the extent that any funds remain after the Property has been so restored and repaired, the same shall be applied in the manner set forth above in this Section. To enforce its rights hereunder, GECC shall be entitled to participate in and control any condemnation proceedings and to be represented therein by counsel of its own choice, and Borrower will deliver, or cause to be delivered to GECC such instruments as may be requested by it from time to time to permit such participation.
ARTICLE X
EVENTS OF DEFAULT; REMEDIES
     Section 10.01. Events of Default. The following constitute “Events of Default” under this Agreement:
     (a) failure by Borrower to make when due any payment to Trustee or any deposit in the Administration Account, Reimbursement Account, the Cash Collateral Account or any other Escrow Account required under the terms of this Agreement;
     (b) failure by Borrower to pay to GECC or GEGF when due any amount due to GECC under the provisions of Article II hereof (other than payments covered by Section 10.01(a)) and such failure shall continue for a period of five Business Days from the due date thereof;
     (c) failure by Borrower to pay to GECC, GEGF or any other party when due any other amount due to GECC, GEGF or any other party under the terms of this

Agreement or under any of the other Loan Documents and such default shall continue for a period of five Business Days from the due date thereof;
     (d) failure by Borrower to maintain insurance on the Property in accordance with Section 7.07 hereof;
     (e) failure by Borrower to comply with the provisions of Sections 8.01, 8.02 or 8.03 hereof;
     (f) [Reserved];
     (g) failure by Lease Guarantor to comply with the provisions of Sections 12 and 13 of the Lease Guaranty;
     (h) failure by Borrower, Tenant or Lease Guarantor to observe and perform any other covenant, condition or agreement contained herein or in any other Loan Document, in any Tenant Document, in any Lease Guarantor Document or in any other document or agreement executed in connection herewith on its part to be observed or performed for a period of 30 days after written notice is given to Borrower, Tenant or Lease Guarantor, as the case may be, specifying such failure and directing that it be remedied; provided, however, that, if the failure stated in such notice cannot be corrected within such 30-day period, GECC will not unreasonably withhold its consent to an extension of such time if corrective action is instituted by Borrower, Tenant or Lease Guarantor, as the case may be, within the applicable period and diligently pursued until the default is corrected;
     (i) Borrower, Tenant or Lease Guarantor shall be or become insolvent, or admit in writing its inability to pay its debts as they mature, or make an assignment for the benefit of creditors; or Borrower, Tenant or Lease Guarantor shall apply for or consent to the appointment of any receiver, trustee or similar officer for it or for all or any substantial part of its property; or such receiver, trustee or similar officer shall be appointed without the application or consent of Borrower, Tenant or Lease Guarantor; or Borrower, Tenant or Lease Guarantor shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction; or any such proceeding shall be instituted (by petition, application or otherwise) against Borrower, Tenant or Lease Guarantor; or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of Borrower, Tenant or Lease Guarantor;
     (j) determination by GECC that any representation or warranty made by Borrower herein, in any of the other Loan Documents or in any other document executed in connection herewith was untrue in any material respect when made;
     (k) determination by GECC that any representation or warranty made by Tenant in any of the Tenant Documents or in any other document executed in connection therewith was untrue in any material respect when made;

     (l) determination by GECC that any representation or warranty made by Lease Guarantor in any of the Lease Guarantor Documents or in any other document executed in connection therewith was untrue in any material respect when made;
     (m) an amendment or termination relating to a filed financing statement describing any of the Collateral is improperly filed, or authorized to be filed, by Borrower, Tenant or Lease Guarantor;
     (n) Lease Guarantor shall repudiate, purport to revoke or fail to perform Lease Guarantor’s obligations under the Lease Guaranty;
     (o) the occurrence of an “Event of Default” as defined in either Lease or the termination of either Lease in violation of Paragraph 5 of the related Subordination Agreement;
     (p) a Change of Control occurs; provided, however, notwithstanding anything to the contrary contained in this Agreement, the following are permitted: (i) any Change of Control resulting directly or indirectly from a pledge of the economic benefits, including the right to distributions from, but excluding the direct ownership interests themselves, in Borrower to U.S. Bank National Association or any replacement lender to Lease Guarantor or (ii) any Change of Control resulting directly or indirectly from a pledge of the ownership interests in Tenant to U.S. Bank National Association or any replacement lender to Lease Guarantor; or
     (q) the occurrence of a default or an event of default under the Indenture, either Mortgage (after giving effect to any notice or cure periods provided therein).
     Section 10.02. Remedies. Upon the occurrence of an Event of Default described in subsection (i) of Section 10.01, Borrower will immediately pay to GECC without presentment, notice of dishonor, protest or further notice of any kind, all of which are hereby expressly waived by Borrower, in immediately available funds for deposit in a special collateral account maintained by GECC or any financial institution designated by GECC (the “Cash Collateral Account”) the maximum amount then available to be drawn under the Letter of Credit, and GECC may apply such funds to the payment of any amounts due and payable or to become due and payable by Borrower to GECC under this Agreement or any Loan Document in such order as GECC elects. Following the occurrence of an Event of Default and subject to the immediately preceding sentence, GECC shall, at its option, have the right to notify Trustee of the occurrence of such Event of Default and to direct Trustee to (i) call all Notes for redemption in accordance with the Indenture and (ii) submit a draft under the Letter of Credit pursuant to the terms of the Indenture. Upon the occurrence of any Event of Default, whether or not GECC notifies Trustee of such Event of Default and whether or not Trustee draws upon the Letter of Credit to redeem the Notes as a result thereof, GECC shall have the right, at its sole option without any further demand or notice, to take any one or any combination of the following remedial steps which are accorded to GECC by applicable law:
     (a) GECC shall have the option to declare (i) all sums owing to GECC hereunder or under any of the other Loan Documents, plus (ii) a sum equal to the Stated

Amount of the Letter of Credit, to be immediately due and payable by Borrower to GECC, without presentment, demand, protest, or notice of any kind (all of which are hereby expressly waived by Borrower), whereupon the same shall become immediately due and payable;
     (b) GECC shall have the option to make demand upon Borrower and, upon such demand, Borrower will pay to GECC in immediately available funds for deposit in the Cash Collateral Account the maximum amount then available to be drawn under the Letter of Credit. GECC may apply funds then held in the Cash Collateral Account to the payment of any amounts as shall have become or shall become due and payable by Borrower to GECC under this Agreement in such order as GECC elects;
     (c) GECC shall have the option to offset any deposits of Borrower held by GECC (including those held by GECC in the Cash Collateral Account and any other Escrow Accounts) against sums due hereunder or against any other indebtedness then owed by Borrower to GECC, whether or not then due;
     (d) GECC shall have the option to take possession of the Property wherever situated, without any court order or other process of law and without liability for entering the premises, and lease, sublease or make other disposition of the Property for use over a term in a commercially reasonable manner, all for the account of GECC, provided that Borrower shall remain directly liable for the deficiency, if any, between the rent or other amounts paid by a lessee or sublessee of the Property pursuant to such lease or sublease during the same period of time, after deducting all costs and expenses, including reasonable attorneys’ fees and expenses, incurred with respect to the recovery, repair and storage of the Property during such period of time;
     (e) GECC shall have the option to take possession of the Property wherever situated, without any court order or other process of law and without liability for entering the Premises, and sell the Property in a commercially reasonable manner. All proceeds from such sale shall be applied in the following manner:
     FIRST, to pay all proper and reasonable costs and expenses associated with the recovery, repair, storage and sale of the Property, including reasonable attorneys’ fees and expenses;
     SECOND, to pay (i) GECC the amount of all unpaid Obligations (whether direct or indirect owed by Borrower to GECC), if any, which are then due and owing, together with interest and late charges thereon, and (ii) any other amounts due hereunder, including indemnity payments, taxes, charges, reimbursement of any advances and other amounts payable to GECC hereunder; and
     THIRD, to pay the remainder of the sale proceeds, purchase moneys or other amounts paid by a buyer of the Property to Borrower;
     (f) GECC shall have the option to proceed by appropriate court action to enforce specific performance by Borrower of the applicable covenants of this Agreement or to recover for the breach thereof, including the payment of all amounts due from

Borrower. Borrower shall pay or repay to GECC all costs of such action or court action, including, without limitation, reasonable attorneys’ fees;
     (g) GECC shall have the option to exercise all rights and remedies under the Mortgages and under any other Loan Document; and
     (h) GECC shall have the option to take whatever action at law or in equity that may appear necessary or desirable to enforce its rights with respect to the Collateral. Borrower shall pay or repay to GECC all costs of such action or court action, including, without limitation, reasonable attorneys’ fees.
     Section 10.03. No Remedy Exclusive. No remedy herein conferred upon or reserved to GECC is intended to be exclusive and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission to exercise any right or power accruing upon any Event of Default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right or power may be exercised from time to time and as often as may be deemed expedient. In order to entitle GECC to exercise any remedy reserved to it in this Article, it shall not be necessary to give any notice other than such notice as may be required by this Article. All remedies herein conferred upon or reserved to GECC shall survive the termination of this Agreement.
     Section 10.04. Right to Advance or Post Funds. In the event of any default under any of the Loan Documents, or if GECC at any time reasonably determines that an event or condition exists that could impede the fulfillment or satisfaction of any condition or term of this Agreement or any of the Loan Documents, GECC may cure such default, or with five days prior notice to Borrower and failure of Borrower to cure such default, advance funds for the account of Borrower to correct such event or condition, in such manner as GECC deems proper, without prejudice to Borrower’s rights, if any, to recover such funds from the party to whom paid. Such advances may be pursuant to such agreements as GECC deems proper. All sums so advanced by GECC to cure any such default or to correct any such event or condition, or which are agreed to be paid pursuant to any such agreement, shall be for the account of Borrower, shall be reimbursed to GECC by Borrower upon demand (with interest at the Post-Default Rate until date of reimbursement), and shall be secured (along with such accrued interest) by this Agreement and the Mortgages. Nothing in this Agreement shall be construed as imposing under any circumstances any obligation upon GECC to cure any default of Borrower under this Agreement or under any of the Loan Documents, or otherwise to perform any of Borrower’s obligations hereunder or thereunder.
ARTICLE XI
MISCELLANEOUS
     Section 11.01. Costs and Expenses of GECC and GEGF. Borrower shall pay to GECC and GEGF such amounts in each year as shall be required by GECC or GEGF in payment of any reasonable costs and expenses incurred by GECC or GEGF in connection with the execution, performance or enforcement of this Agreement, including but not limited to payment of all reasonable fees, costs and expenses and all out-of-pocket administrative costs of GECC and GEGF in connection with the Collateral, expenses (including, without limitation, attorneys’ fees and disbursements), fees of auditors or attorneys, insurance premiums not otherwise paid hereunder and all other direct and necessary out-of-pocket administrative costs of GECC and GEGF or charges required to be paid by it in order to comply with the terms of, or to enforce its rights under, this Agreement. Such costs and expenses shall be billed to Borrower by GECC or GEGF from time to time, together with a statement certifying that the amount so billed has been paid by GECC or GEGF for one or more of the items above described, or that such amount is then payable by GECC or GEGF for such items. Amounts so billed shall be due and payable by Borrower within 30 days after receipt of the bill by Borrower.
     Section 11.02. Disclaimer of Warranties. NEITHER GECC NOR GEGF MAKE ANY WARRANTY OR REPRESENTATION, EITHER EXPRESS OR IMPLIED, AS TO THE VALUE, DESIGN, CONDITION, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR FITNESS FOR USE OF THE PROPERTY, OR ANY OTHER WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT THERETO. In no event shall GECC or GEGF be liable for any loss or damage in connection with or arising out of this Agreement, the Collateral or the existence, furnishing, functioning or Borrower’s use of any item or products or services provided for in this Agreement.
     Section 11.03. Notices. All notices, certificates, requests, demands and other communications provided for hereunder shall be in writing and shall be (a) personally delivered, (b) sent by first class United States mail, (c) sent by overnight courier of national reputation, or (d) transmitted by telecopy, in each case addressed to the party to whom notice is being given at its address as set forth above and, if telecopied, transmitted to that party at its telecopier number set forth above or, as to each party, at such other address or telecopier number as may hereafter be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section. All such notices, requests, demands and other communications shall be deemed to have been given on (a) the date received if personally delivered, (b) when deposited in the mail if delivered by mail, (c) the date sent if sent by overnight courier, or (d) the date of transmission if delivered by telecopy. If notice to Borrower of any intended disposition of the Collateral or any other intended action is required by law in a particular instance, such notice shall be deemed commercially reasonable if given (in the manner specified in this Section) at least 10 calendar days prior to the date of intended disposition or other action.
     Section 11.04. Further Assurance and Corrective Instruments. Borrower hereby agrees that it will, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such further acts, instruments, conveyances, transfers and assurances, as GECC reasonably deems necessary or advisable for the implementation, correction, confirmation or perfection of this Agreement, the Mortgages, the Environmental Indemnity Agreements or the Subordination Agreements, and any rights of GECC hereunder or thereunder.
     Section 11.05. Binding Effect; Time of the Essence. This Agreement is a continuing obligation and shall be binding upon GECC, GEGF and Borrower, and their respective heirs, successors, transferees and assigns, and shall inure to the benefit of and be enforceable by GECC, GEGF and Borrower and their respective heirs, successors, transferees and assigns;

provided, however, that Borrower may not assign all or any part of this Agreement. GECC, without the consent of Borrower or any other person, may assign its interests in this Agreement and the other Loan Documents to any successor entity, and may grant participations in this Agreement or in any of its rights and security under this Agreement and the other Loan Documents, so long as such action (a) does not adversely affect any rating then borne by the Notes, or subject them to redemption, (b) permits Borrower to continue dealing solely with GECC or a single person in connection with this Agreement, and (c) the Letter of Credit is not replaced but remain in effect in favor of Trustee. Borrower shall accord full recognition to any such assignment or participation, and all rights and remedies of GECC or GEGF in connection with the interest so assigned or participated shall be as fully enforceable by such assignee or participant as they were by GECC or GEGF before such assignment or participation. Time is of the essence.
     Section 11.06. Severability. In the event any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.
     Section 11.07. Amendments. To the extent permitted by law, the terms of this Agreement and any Loan Document shall not be waived, altered, modified, supplemented or amended in any manner whatsoever except by written instrument signed by the parties hereto, and then such waiver, consent, modification or change shall be effective only in the specific instance and for the specific purpose given; provided, however, any waiver of the Obligations owed to GECC or GEGF shall only be made by written instrument signed by GECC or GEGF, as applicable.
     Section 11.08. Execution in Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart, provided that only the original marked “Original: 1 of 4” on the execution page thereof shall constitute chattel paper under the UCC.
     Section 11.09. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State.
     Section 11.10. No Further Credits. Neither GECC nor GEGF shall be obligated to issue any further credits to cure any defaults under the Loan Documents or otherwise, or in any other manner to extend any financial consideration to Borrower except as expressly provided in this Agreement.
     Section 11.11. Substitution of Letter of Credit. Notwithstanding anything to the contrary contained herein, without implying any right to deliver substitute letters of credit, Borrower may not deliver to Trustee substitute letters of credit until Borrower has discharged in full its Obligations to GECC and GEGF.
     Section 11.12. Conflict with Other Documents.
     (a) In the event of any conflict between the terms of the Loan Documents and this Agreement, the terms of the document which shall enlarge the rights or remedies of

GECC, grant to GECC greater financial security, or better insure the payment and performance in full of all Obligations of Borrower to GECC hereunder or under any of the other Loan Documents, shall control and govern. Whenever possible, the provisions of this Agreement shall be deemed supplemental to and not in derogation of the Loan Documents.
     (b) In the event of any conflict between the terms of the Indenture, on the one hand, and the terms of this Agreement, on the other hand, the terms of this Agreement shall control and govern in all respects as between the parties to this Agreement. Whenever possible, the provisions of this Agreement shall be deemed supplemental to and not in derogation of the Indenture.
     Section 11.13. Captions. The captions or headings in this Agreement are for convenience only and in no way define, limit or describe the scope or intent of any provisions or sections of this Agreement.
     Section 11.14. Entire Agreement. This Agreement and the exhibits hereto and thereto constitute the entire agreement among GECC, GEGF and Borrower. There are no understandings, agreements, representations or warranties, express or implied, not specified herein or in such documents regarding this Agreement or the Collateral.
     Section 11.15. Usury. It is the intention of the parties hereto to comply with any applicable usury laws; accordingly, it is agreed that, notwithstanding any provisions to the contrary in this Agreement, in no event shall this Agreement require the payment or permit the collection of interest or any amount in the nature of interest or fees in excess of the maximum permitted by applicable law.
     Section 11.16. Bound Transcripts. Within 45 days of the day of the Closing Date, Borrower shall prepare and furnish or cause to be prepared and furnished, at Borrower’s expense, to GECC, GEGF and their counsel, bound transcripts containing the Loan Documents and all other documents related thereto.
     Section 11.17. Waiver of Jury Trial. GECC, GEGF AND BORROWER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF, DIRECTLY OR INDIRECTLY, THIS AGREEMENT, THE INDENTURE, ANY OF THE LOAN DOCUMENTS, ANY DEALINGS AMONG GECC, GEGF AND BORROWER RELATING TO THE SUBJECT MATTER OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED AMONG GECC, GEGF AND BORROWER. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT (INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS). THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, ANY RELATED DOCUMENTS, OR TO ANY

OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY RELATED TRANSACTIONS. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;
EXECUTION PAGE FOLLOWS]

     IN WITNESS WHEREOF, Borrower, GECC and GEGF have caused this Agreement to be duly executed under seal and delivered by their duly authorized officers and representatives as of the date first above written.

BORROWER:

LTF REAL ESTATE VRDN I, LLC

By:

Name: Eric J. Buss
Title: Secretary

GECC:

GENERAL ELECTRIC CAPITAL
CORPORATION

By:

Title:	Risk Analyst

GEGF:

GE GOVERNMENT FINANCE, INC.

By:

Title:	Vice President
Original: ___ of 4
[EXECUTION PAGE OF REIMBURSEMENT AGREEMENT]

Exhibit A to Reimbursement Agreement
FORM OF LETTER OF CREDIT
[SEE ATTACHED]

Exhibit B to Reimbursement Agreement
REDEMPTION DEPOSITS
Closing Date: June 13, 2008

Payment
Dates/Redemption	Payment	Redemption	Total	Note
Dates	Number	Amounts	Payments	Balance
6/13/2008				34,235,000.00
7/1/2008	1		$33,666.67
8/1/2008	2		$33,666.67
9/1/2008	3		$33,666.67
10/1/2008	4		$33,666.67
11/1/2008	5		$33,666.67
12/1/2008	6		$33,666.67
1/1/2009	7		$33,666.67
2/1/2009	8		$33,666.67
3/1/2009	9		$33,666.67
4/1/2009	10		$33,666.67
5/1/2009	11		$33,666.67
6/1/2009	12	404,000.00	$33,666.67	33,831,000.00
7/1/2009	13		$36,666.67
8/1/2009	14		$36,666.67
9/1/2009	15		$36,666.67
10/1/2009	16		$36,666.67
11/1/2009	17		$36,666.67
12/1/2009	18		$36,666.67
1/1/2010	19		$36,666.67
2/1/2010	20		$36,666.67
3/1/2010	21		$36,666.67
4/1/2010	22		$36,666.67
5/1/2010	23		$36,666.67
6/1/2010	24	440,000.00	$36,666.67	33,391,000.00
7/1/2010	25		$40,000.00
8/1/2010	26		$40,000.00
9/1/2010	27		$40,000.00
10/1/2010	28		$40,000.00
11/1/2010	29		$40,000.00
12/1/2010	30		$40,000.00
1/1/2011	31		$40,000.00
2/1/2011	32		$40,000.00
3/1/2011	33		$40,000.00
4/1/2011	34		$40,000.00
5/1/2011	35		$40,000.00
6/1/2011	36	480,000.00	$40,000.00	32,911,000.00
7/1/2011	37		$43,583.33
8/1/2011	38		$43,583.33

Payment
Dates/Redemption	Payment	Redemption	Total	Note
Dates	Number	Amounts	Payments	Balance
9/1/2011	39		$43,583.33
10/1/2011	40		$43,583.33
11/1/2011	41		$43,583.33
12/1/2011	42		$43,583.33
1/1/2012	43		$43,583.33
2/1/2012	44		$43,583.33
3/1/2012	45		$43,583.33
4/1/2012	46		$43,583.33
5/1/2012	47		$43,583.33
6/1/2012	48	523,000.00	$43,583.33	32,388,000.00
7/1/2012	49		$47,500.00
8/1/2012	50		$47,500.00
9/1/2012	51		$47,500.00
10/1/2012	52		$47,500.00
11/1/2012	53		$47,500.00
12/1/2012	54		$47,500.00
1/1/2013	55		$47,500.00
2/1/2013	56		$47,500.00
3/1/2013	57		$47,500.00
4/1/2013	58		$47,500.00
5/1/2013	59		$47,500.00
6/1/2013	60	570,000.00	$47,500.00	31,818,000.00
7/1/2013	61		$51,750.00
8/1/2013	62		$51,750.00
9/1/2013	63		$51,750.00
10/1/2013	64		$51,750.00
11/1/2013	65		$51,750.00
12/1/2013	66		$51,750.00
1/1/2014	67		$51,750.00
2/1/2014	68		$51,750.00
3/1/2014	69		$51,750.00
4/1/2014	70		$51,750.00
5/1/2014	71		$51,750.00
6/1/2014	72	621,000.00	$51,750.00	31,197,000.00
7/1/2014	73		$56,416.67
8/1/2014	74		$56,416.67
9/1/2014	75		$56,416.67
10/1/2014	76		$56,416.67
11/1/2014	77		$56,416.67
12/1/2014	78		$56,416.67
1/1/2015	79		$56,416.67
2/1/2015	80		$56,416.67
3/1/2015	81		$56,416.67
4/1/2015	82		$56,416.67
5/1/2015	83		$56,416.67
6/1/2015	84	677,000.00	$56,416.67	30,520,000.00
7/1/2015	85		$61,500.00
8/1/2015	86		$61,500.00
9/1/2015	87		$61,500.00
10/1/2015	88		$61,500.00

B-2

Payment
Dates/Redemption	Payment	Redemption	Total	Note
Dates	Number	Amounts	Payments	Balance
11/1/2015	89		$61,500.00
12/1/2015	90		$61,500.00
1/1/2016	91		$61,500.00
2/1/2016	92		$61,500.00
3/1/2016	93		$61,500.00
4/1/2016	94		$61,500.00
5/1/2016	95		$61,500.00
6/1/2016	96	738,000.00	$61,500.00	29,782,000.00
7/1/2016	97		$67,083.33
8/1/2016	98		$67,083.33
9/1/2016	99		$67,083.33
10/1/2016	100		$67,083.33
11/1/2016	101		$67,083.33
12/1/2016	102		$67,083.33
1/1/2017	103		$67,083.33
2/1/2017	104		$67,083.33
3/1/2017	105		$67,083.33
4/1/2017	106		$67,083.33
5/1/2017	107		$67,083.33
6/1/2017	108	805,000.00	$67,083.33	28,977,000.00
7/1/2017	109		$73,083.33
8/1/2017	110		$73,083.33
9/1/2017	111		$73,083.33
10/1/2017	112		$73,083.33
11/1/2017	113		$73,083.33
12/1/2017	114		$73,083.33
1/1/2018	115		$73,083.33
2/1/2018	116		$73,083.33
3/1/2018	117		$73,083.33
4/1/2018	118		$73,083.33
5/1/2018	119		$73,083.33
6/1/2018	120	877,000.00	$73,083.33	28,100,000.00
7/1/2018	121		$79,666.67
8/1/2018	122		$79,666.67
9/1/2018	123		$79,666.67
10/1/2018	124		$79,666.67
11/1/2018	125		$79,666.67
12/1/2018	126		$79,666.67
1/1/2019	127		$79,666.67
2/1/2019	128		$79,666.67
3/1/2019	129		$79,666.67
4/1/2019	130		$79,666.67
5/1/2019	131		$79,666.67
6/1/2019	132	956,000.00	$79,666.67	27,144,000.00
7/1/2019	133		$86,833.33
8/1/2019	134		$86,833.33
9/1/2019	135		$86,833.33
10/1/2019	136		$86,833.33
11/1/2019	137		$86,833.33
12/1/2019	138		$86,833.33

B-3

Payment
Dates/Redemption	Payment	Redemption	Total	Note
Dates	Number	Amounts	Payments	Balance
1/1/2020	139		$86,833.33
2/1/2020	140		$86,833.33
3/1/2020	141		$86,833.33
4/1/2020	142		$86,833.33
5/1/2020	143		$86,833.33
6/1/2020	144	1,042,000.00	$86,833.33	26,102,000.00
7/1/2020	145		$94,666.67
8/1/2020	146		$94,666.67
9/1/2020	147		$94,666.67
10/1/2020	148		$94,666.67
11/1/2020	149		$94,666.67
12/1/2020	150		$94,666.67
1/1/2021	151		$94,666.67
2/1/2021	152		$94,666.67
3/1/2021	153		$94,666.67
4/1/2021	154		$94,666.67
5/1/2021	155		$94,666.67
6/1/2021	156	1,136,000.00	$94,666.67	24,966,000.00
7/1/2021	157		$103,250.00
8/1/2021	158		$103,250.00
9/1/2021	159		$103,250.00
10/1/2021	160		$103,250.00
11/1/2021	161		$103,250.00
12/1/2021	162		$103,250.00
1/1/2022	163		$103,250.00
2/1/2022	164		$103,250.00
3/1/2022	165		$103,250.00
4/1/2022	166		$103,250.00
5/1/2022	167		$103,250.00
6/1/2022	168	1,239,000.00	$103,250.00	23,727,000.00
7/1/2022	169		$112,500.00
8/1/2022	170		$112,500.00
9/1/2022	171		$112,500.00
10/1/2022	172		$112,500.00
11/1/2022	173		$112,500.00
12/1/2022	174		$112,500.00
1/1/2023	175		$112,500.00
2/1/2023	176		$112,500.00
3/1/2023	177		$112,500.00
4/1/2023	178		$112,500.00
5/1/2023	179		$112,500.00
6/1/2023	180	1,350,000.00	$112,500.00	22,377,000.00

		11,858,000.00	11,858,000.00

B-4